SECURITIES AND EXCHANGE COMMISSION

                      WASHINGTON, DC 20549

                          ____________

                            FORM 8-K

                         CURRENT REPORT
             PURSUANT TO SECTION 13 OR 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported)    June 15, 1994

                               Moog Inc.
          (Exact Name of Registrant as Specified in Charter)


   New York                 1-5129                  16-0757636
(State or Other          (Commission              (IRS Employer
Jurisdiction             File Number)             Identification No.)
of Incorporation)


  East Aurora, NY                                       14052
(Address of Principal Executive Offices)               (Zip Code)


Registrant's telephone number, including area code   (716) 652-2000


                              N/A
     (Former Name or Former Address, if Changed Since Last Report)

Item 2.  Acquisition or Disposition of Assets.

          Effective June 17, 1994, the Company concluded the acquisition of the hydraulic and mechanical actuation business of AlliedSignal Inc. located in Torrance, California. The purchase price was $71 million for the stock of a wholly-owned subsidiary of AlliedSignal, now named Moog Torrance Inc. In addition, AlliedSignal agreed to provide certain services and the use of certain facilities, for which the Company prepaid $7 million.
The product lines acquired are used on a variety of domestic and international commercial and military aircraft.

          In connection with financing the acquisition, the Company has restructured its existing debt with $152 million of new credit facilities, which was used to pay for the AlliedSignal product lines, closing costs related to the transaction, and $46 million to refinance existing domestic credit facilities. The residual will be used for working capital. The financing package included $67 million of seven year term loans with annual principal payments beginning in 1995, and $85 million in five year revolving credit facilities. Interest will initially be at LIBOR plus 2.125%, subject to reduction upon the achievement of certain operating ratios by the Company. This compares with current domestic loan agreements which bear interest at LIBOR plus 0.625%. The entire loan facility is secured by substantially all of the Company's domestic assets, including those acquired from AlliedSignal, in addition to a pledge of the stock of all domestic and foreign subsidiaries. The loan agreements include customary covenants for transactions of this nature, including maintaining various ratios.


Item 7. Financial Statements, Pro Forma Financial Information and
         Exhibits.

          (a) and (b). It was impracticable to file the required financial statements for the business acquired, as well as the required pro forma financial information respecting the acquisition, at the time this report was filed. The omitted information will be filed as soon as practicable, but in no event later than 60 days after this report is required to be filed.

          (c). The following exhibit is filed as a part of this report:

          Exhibit 2.1 Stock Purchase Agreement dated June 7, 1994 between AlliedSignal Inc., Moog Inc. and Moog Torrance Inc. Pursuant to Rule 601(b)(2) of Regulation S-K, exhibits and schedules to this agreement have been omitted. The Company hereby agrees to supplementally provide to the Securities and Exchange Commission copies of the schedules upon request.

                           SIGNATURES


          Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         MOOG INC.

                                         MOOG INC.

                                        (Registrant)


Date:  June 22, 1994               By: /s/ Robert R. Banta
                                        Robert R. Banta
                                        Executive Vice President

                    STOCK PURCHASE AGREEMENT



                             Between



                            MOOG INC.



                       MOOG TORRANCE INC.



                               and



                        ALLIEDSIGNAL INC.

Article 1.          TRANSFER OF ASSETS TO NEWCO

          1.1       Definition of Business
          1.2       Purchase and Sale
          1.3       Non-Assignable Contracts
          1.4       Excluded Assets
          1.5       Transfer of Title to the Assets
          1.6       No Transfer of Liabilities to Newco
          1.7       Intellectual Property License Agreement

Article 2.          PURCHASE AND SALE

          2.1       Sale of Stock
          2.2       Purchase Price
          2.3       Post-Closing Adjustment
          2.4       Taxes

Article 3.          ASSUMPTION OF LIABILITIES AND OBLIGATIONS

          3.1       Assumed Liabilities
          3.2       Warranty and Recall
          3.3       Excluded Liabilities


Article 4.          REPRESENTATIONS AND WARRANTIES OF SELLER

          4.1       Corporate Status
          4.2       Authorization
          4.3       Compliance
          4.4       Balance Sheet
          4.5       Personal Property
          4.6       Real Property
          4.7       Intellectual Property
          4.8       Contracts
          4.9       Title
          4.10      Litigation
          4.11      Environmental Disclosure Statement
          4.12      Employee Benefit Plans and Policies
          4.13      Undisclosed Liabilities
          4.14      Changes Since Date of Reference Balance Sheet
          4.15      Compliance with Law
          4.16      Consents
          4.17      Permits and Licenses
          4.18      Labor Matters
          4.19      Finder's Fees
          4.20      Other Entities
          4.21      Inventory
          4.22      Accounts Receivable
          4.23      General Representation and Warranty
          4.24      Government Contract
          4.25      No Additional Representations
          4.26      Construction of Certain Phrases

Article 5.          REPRESENTATIONS AND WARRANTIES OF PURCHASER

          5.1       Corporate Status
          5.2       Authorization
          5.3       Compliance
          5.4       Financing

          5.5       Finder's Fees
          5.6       Due Diligence

Article 6.          EMPLOYEES AND EMPLOYEE BENEFITS

          6.1       Employment
          6.2       Compensation and Benefits
          6.3       Severance and WARN Act
          6.4       Health Care Continuation Liability
          6.5       Savings Plans
          6.6       Definition to Purchaser

Article 7.          REAL ESTATE AND FACILITIES MATTERS

          7.1       Real Estate Agreements
          7.2       Utilities
          7.3       Electrical Service
          7.4       Storm Drain Modification
          7.5       Title Insurance and Survey
          7.6       Environmental Cleanup of the Facility
          7.7       Vesting Tentative Tract Map

Article 8.          TRANSITION SERVICES AGREEMENT

          8.1       Transition Services Agreement

Article 9.          PRE-CLOSING COVENANTS

          9.1       Conduct of Business
          9.2       Audit
          9.3       Access to Records and Properties
          9.4       Public Announcements
          9.5       Final Property List
          9.6       Pre-Closing Discoveries
          9.7       The Stock

Article 10.         CLOSING

          10.1      Closing Date and Place

Article 11.         CONDITIONS TO CLOSING

          11.1      Conditions to the Obligations of Purchaser
          11.2      Conditions to the Obligations of Seller

Article 12.         TERMINATION

          12.1      Termination
          12.2      Effect of Termination

Article 13.         CLOSING DOCUMENTS

          13.1      Documents to be Delivered by Seller
          13.2      Documents to be Delivered by Purchaser

Article 14.         POST CLOSING OBLIGATIONS

          14.1      Further Assurances
          14.2      Access to Books and Records

          14.3      Cooperation in Litigation
          14.4      Covenant Not to Compete
          14.5      Assignments and Novations
          14.6      Use of Seller's Trademarks
          14.7      Confidentiality
          14.8      Intellectual Property
          14.9      Software

Article 15.         INDEMNIFICATION

          15.1      Indemnification by Seller
          15.2      Indemnification by Purchaser
          15.3      Indemnification Procedure
          15.4      Survival and Limitations
          15.5      Reduction for Insurance and Taxes

Article 16.         MISCELLANEOUS

          16.1      Expenses
          16.2      Notices
          16.3      Confidentiality
          16.4      Counterparts
          16.5      Entire Agreement
          16.6      Construction
          16.7      Assignment
          16.8      Amendment
          16.9      Applicable Law
          16.10     Failure to Close
          16.11     No Third Party Rights
          16.12     Exhibits and Schedules
          16.13     Waivers
          16.14     Severability

                            EXHIBITS

          A         Bill of Transfer

          B         Deed

          C         Assignment and Assumption Agreement

          D         Patent Assignment

          E         WTF Easement Agreement

          F         Access and Parking License Agreement

          G         WAA Easement Agreement

          H         [Intentionally Omitted]

          I         Test Cell Easement Agreement

          J         SS Easement Agreement

          K         Patent License Agreements

          L         Transition Services Agreement

          M         [Intentionally Omitted]

          N         Seller's Officer's Certificate

          O         Purchaser's Officer's Certificate

                            SCHEDULES

          1.1       Products Manufactured by Business

          1.2(a)    Preliminary Property List/Final Property List

          1.2(c)    Facility

          1.2(i)    Waste Water Treatment Facility

          1.2(n)    Government Property

          1.4(a)    Excluded Product Line

          1.4(k)    Advance Payment Liabilities

          2.3       GAAP Exceptions

          2.4       Allocation of the Purchase Price

          4.1       Certificate of Incorporation of Newco

          4.4       March 31, 1994 Balance Sheet

          4.6       Actions and Proceedings Affecting the
                    Facility

          4.7(a)    Included Intellectual Property

          4.7(b)    Licensed Intellectual Property

          4.8       Contracts

          4.10      Litigation

          4.11      Environmental Disclosure

          4.12      Employee Benefits

          4.16      Consents

          4.17      Permits and Licenses

          4.18      Employee Information and Policies

          4.21      Valuation Policy

          4.24      Government Investigations

          4.26      Knowledge

          6.1       Employees

          7.2       Utilities

          7.5       Permitted Exceptions

          7.6       Cleanup Projects

          7.7       Tract Map and Reconveyance Piece

          14.4(a)   Noncompetition Covenant

                    STOCK PURCHASE AGREEMENT


          STOCK PURCHASE AGREEMENT dated as of June 7, 1994 between AlliedSignal Inc., a Delaware corporation ("Seller"),
Moog Inc., a New York corporation ("Purchaser") and Moog Torrance
Inc., a Delaware corporation ("Newco").


                           WITNESSETH:

          WHEREAS, Seller is, among other businesses, engaged in the business of developing, manufacturing and selling mechanical actuation systems and hydraulic actuation systems;

          WHEREAS, Seller desires to sell and Purchaser desires to purchase such business and certain assets of Seller used primarily in such business and Purchaser has agreed to assume certain liabilities related to such business;

          WHEREAS, Seller is the owner of one hundred percent
(100%) of the outstanding shares of common stock of Newco;

          WHEREAS, subject to the terms and conditions of this Agreement, Seller will transfer to Newco certain assets, business and properties, which are utilized primarily in connection with the business of Seller's mechanical actuation systems and hydraulic actuation systems business;

          WHEREAS, Seller desires to sell and Purchaser desires to purchase all of the outstanding shares of stock of Newco (the "Stock") and thereby acquire control of the "Business", as hereinafter defined, subject to the terms and conditions of this Agreement;

          WHEREAS, Purchaser will also assume from Seller certain liabilities related to the Business, subject to the terms and conditions of this Agreement; and

          WHEREAS, Purchaser intends to continue the Business and Seller, in order to induce Purchaser to enter into this Agreement, will, among other things, agree not to engage in competition with the Business in accordance with the terms of a covenant not to compete as hereinafter set forth.

          NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, the parties agree as follows:


             ARTICLE 1.  TRANSFER OF ASSETS TO NEWCO

          1.1 Definition of Business. For the purposes of this Agreement, "Business" shall mean Seller's business of developing, manufacturing, selling and servicing mechanical actuation systems and hydraulic actuation systems. "Business" shall not include Seller's business of developing, manufacturing, selling and servicing electro-mechanical actuation systems. For the purpose of further describing, but not limiting, the Business, products manufactured by the Business are identified on Schedule 1.1 hereto.

          1.2 Purchase and Sale. Effective June 10, 1994 at 11:58 p.m. Pacific Daylight Time or such other time prior to the Closing as the parties shall agree upon (the "Transfer Date") Seller shall transfer, convey and assign to Newco and Newco shall accept from Seller all of Seller's right, title and interest in and to the assets of the Business, except for the Excluded Assets described in Section 1.4, such transfer to convey good and marketable title, subject to no liens, encumbrances, or security interests, in and to Seller's assets used in the Business, wherever located, (the "Assets") including, without limitation, the following:

               (a)  all machinery and equipment, fixtures,
furniture, office equipment, tools, test equipment, tooling, vehicles, software and other tangible personal property identified on Schedule 1.2(a) hereto (the "Preliminary Property List") and such additional personal property, not otherwise identified on Schedule 1.2(a), that is (i) customarily located by Seller at the Facility (as hereinafter defined), or (ii) exclusively used in the Business and located at Seller's other facilities, including but not limited to, 190th Street, Torrance, California, Rancho Dominguez, California and Toulouse, France (collectively the "Personal Property");

               (b)  all inventory of the Business as of the
Closing Date (as hereinafter defined), wherever located, including raw materials, work-in-process and finished goods and such other inventory, wherever located, attributable to the Business and held for sale by Seller's Airline Services division (collectively the "Inventory") to be counted and valued on June 17, 1994 for purposes of the Closing Balance Sheet;

               (c) the real estate, including but not limited to the land, building, and improvements located at 20263 Western Avenue, as more particularly described on Schedule 1.2(c) hereto (the "Facility") and all easements, rights and licenses granted to Purchaser and Newco with respect to Newco's ownership or use of the Facility or the Waste Water Treatment Facility (as hereinafter defined);

          (d) the patents, patent applications and invention disclosures specified in Schedule 4.7(a) hereto and the copyrights, licenses and other intellectual property including, without limitation, processes, products, apparatus, formulas, trade secrets, know-how, discoveries, inventions (including conceptions of inventions), and design, manufacturing, engineering and other technical information used in the Business (collectively the "Intellectual Property"), but not including any patents, patent applications and invention disclosures set forth in Schedule 4.7(b);

               (e)  all contracts, agreements, arrangements
and/or commitments of the Business which are identified on

Schedule 4.8 or are omitted pursuant to the terms of Section 4.8
(the "Contracts");

               (f)  all customer and vendor lists for the
Business;

               (g)  all transferable governmental and other
permits, licenses, approvals, certificates of inspection, filings, franchises and other authorizations relating to the Assets including, but not limited to those listed in Schedule
4.17 hereto (the "Permits and Licenses");

               (h) all rights of Seller pursuant to any express or implied warranties, representations or guarantees made by suppliers furnishing goods or services to the Business;

               (i) all of the buildings, improvements, fixtures, machinery and equipment consisting of the waste water treatment facility (the "Waste Water Treatment Facility") located on the real property adjacent to the Facility, as more particularly described on Schedule 1.2(i) but not including such real property;

               (j) all original books, records and other data of Seller relating exclusively to the Business or the Assets or the Contracts;

               (k)  cash or accounts receivable of the Business
("Accounts Receivable") but only to the extent they are transferred to Purchaser or Newco at Closing and included on the Closing Balance Sheet and are good and collectable within sixty
(60) days of the Closing Date; and

               (l)  the sum of Five Hundred Sixty-nine Thousand
Dollars ($569,000.00) which the parties have agreed offsets any liability which Purchaser will assume pursuant to Section 3.1(h);

               (m) goodwill associated with the Business as a going concern; and

               (n) government property assigned to the Business as set forth in Schedule 1.2(n).

          1.3 Non-Assignable Contracts. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any contract or agreement if the attempted assignment thereof, without the consent of a third party thereto, would constitute a material breach of any material obligation of Seller or would in any way materially adversely affect the rights of Purchaser, Newco or Seller thereunder. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect materially the rights of Seller thereunder such that Newco or Purchaser would not in fact receive all such rights, Seller will, to the extent not prohibited by or not in violation of any such contract or agreement, (a) cooperate with Purchaser or Newco in any commercially reasonable arrangement designed to provide for Purchaser or Newco the benefits (including the exercise of Seller's rights) under any such contract or agreement, including enforcement for the benefit of Purchaser or Newco of any and all rights of Seller against a third party thereto arising out of the breach or cancellation by such third party or otherwise, (b) hold all monies paid to Seller thereunder on and after the Closing Date in trust for the account of Purchaser or Newco, and (c) remit such money to Purchaser or Newco as promptly as possible.

          1.4 Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, the following are not intended to be assigned, transferred or conveyed to Newco hereunder (the "Excluded Assets"):

               (a)  all assets and intellectual property
primarily used in Seller's electro-mechanical actuation systems product line and business which, for purposes of description but not in limitation of such product line and business, is identified on Schedule 1.4(a);

               (b) all cash, cash equivalents and overdrafts of the Business as of the Closing Date unless Seller in its sole discretion shall determine to transfer cash at Closing and to include such cash on the Closing Balance Sheet as hereinafter defined;

               (c)  all accounts receivable of the Business
unless Seller in its sole discretion shall determine to transfer certain accounts receivable at Closing and to include such accounts receivables on the Closing Balance Sheet as hereinafter defined;

               (d) the basic books and records of account and all supporting vouchers, invoices and other records and materials relating to any or all income taxes of Seller with respect to the Business;

               (e) all books, records and other data of Seller which do not relate exclusively to the Business or the Assets or the Contracts;

               (f) subject to Section 14.6, any right to use any name or logo of Seller or its affiliates or any variant or derivative thereof, including but not limited to "Allied-Signal", "AlliedSignal", "Signal", "Garrett", "AiResearch" or "Bendix" whether or not such logo, name, variant or derivative was used by the Business;

               (g) the insurance policies of Seller pertaining to the Business, the Facility, and the rights of Seller thereunder;

               (h)  the patents and patent applications listed in
Schedule 4.7(b);

               (i)  any real estate other than the Facility;


               (j) any right of any nature to any inventory or claim arising out of the A-12 program;

               (k)  any cash related to the advance payment
liabilities identified on Schedule 1.4(k) hereto;

               (l) any tax refund with respect to any period prior to the Closing Date; and

               (m) any personal or intellectual property related primarily to services to be provided by Seller pursuant to the Transition Services Agreement, as hereinafter defined; provided, however, that such excluded personal or intellectual property shall not consist of property which is conveyed in accordance with Section 1.2 or to be transferred pursuant to the Transition Services Agreement.

          1.5 Transfer of Title to the Assets. Seller shall sell, assign, convey, transfer and deliver the Assets by execution and delivery of the following to Newco on the Transfer
Date:

               (a) a transfer document in the form of Exhibit A hereto (the "Bill of Transfer");

               (b)  a grant deed in the form of Exhibit B hereto
(the "Deed");

               (c) a contract assignment agreement in the form of Exhibit C hereto (the "Assignment Agreement");

               (d)  an assignment of patents and patent
applications in the form of Exhibit D hereto (the "Patent
Assignment");

               (e)  the WTF Easement Agreement (as defined in
Section 7.1 and which shall be in the form of Exhibit E);

               (f) the Access and Parking License Agreement (as defined in Section 7.1 and which shall be in the form of Exhibit F);

               (g)  the WAA Easement Agreement (as defined in
Section 7.1 and which shall be in the form of Exhibit G);

               (h)  [intentionally omitted];

               (i) the Test Cell Easement Agreement (as defined in Section 7.1 and which shall be in the form of Exhibit I);

               (j)  the SS Easement Agreement (as defined in
Section 7.1 and which shall be in the form of Exhibit J); and

               (k) such other agreements and instruments as Purchaser or Newco shall reasonably request in order to effectively transfer to and vest in Newco good and marketable title to the Assets free and clear of all liens, encumbrances, or security interests.

          1.6 No Transfer of Liabilities to Newco. Seller shall not transfer to Newco, nor shall Seller permit Newco to assume, be liable for or become responsible for any liability of any nature, whether accrued, absolute, contingent or otherwise.

          1.7 Patent License Agreements. At Closing, Seller, Newco and Purchaser shall enter into license agreements in the forms attached hereto as Exhibit K, with respect to the patents, patent applications and invention disclosures identified in Schedules 4.7(a) and 4.7(b) (the "Patent License Agreements").


                  ARTICLE 2.  PURCHASE AND SALE

          2.1 Sale of Stock. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Purchaser and Purchaser shall purchase and accept from Seller, good and marketable title to all of the Stock subject to no liens, encumbrances or security interests.

          2.2 Purchase Price. The purchase price to be paid by Purchaser for the Stock and for Seller's performance of this Agreement is Seventy One Million Dollars ($71,000,000.00) (the "Purchase Price") payable in immediately available funds on the Closing Date. The Purchase Price shall be paid by Purchaser in full at Closing.

          2.3 Post-Closing. The Assets and the Assumed Liabilities (as hereinafter defined) shall be subject to a post-closing adjustment in accordance with this Section 2.3 to the extent that the difference between the net book value of the Assets as of the Closing Date and the net book value of the Assumed Liabilities as of the Closing Date (such difference being hereinafter referred to as the "Net Asset Value") is more or less than $55,800,000.00. A balance sheet shall be prepared by Seller (at Seller's expense) as of the Closing Date (the "Closing Balance Sheet") and furnished to Purchaser no later than sixty
(60) calendar days following the Closing Date. The Closing Balance Sheet shall reflect the Net Asset Value of the Business and shall be prepared in accordance with U.S. Generally Accepted Accounting Principles ("GAAP") except as disclosed in a note to such balance sheet which note shall be substantially the same in form and content as Schedule 2.3 of this Agreement. Seller will give representatives of Purchaser reasonable access to all books and records relating to the Business not in Purchaser's possession for the purposes of reviewing the Closing Balance Sheet. Purchaser will cause appropriate personnel of Purchaser to assist Seller (at no cost to Seller) in the determination of the Closing Balance Sheet. Unless Purchaser notifies Seller to the contrary within (30) calendar days after Purchaser's receipt of Seller's Closing Balance Sheet, the determination of the Net Asset Value shall be conclusive and binding on Purchaser and Seller. If Purchaser so notifies Seller in writing of its disagreement with the Net Asset Value as determined by Seller within the thirty (30) day period (which notice shall include all Purchaser's disagreements and a detailed explanation thereof, including but not limited to the Dollar amount of each such disagreement), then Purchaser and Seller shall attempt to resolve their differences within thirty (30) days after Seller's receipt of Purchaser's written notice of disagreement. Any difference not resolved within the thirty (30) day period will be resolved by Ernst & Young (the "Firm") whose determination shall be conclusive and binding on Purchaser and Seller. Fees and expenses of the Firm shall be shared equally by Purchaser and
Seller.   Purchaser and Seller shall use their best efforts to
cause the Firm to render its decision within forty-five (45) days after the parties submission of the dispute to the Firm.

          Once the Net Asset Value is finally determined, whether by agreement of the parties or determination by the Firm, the Assets and Assumed Liabilities shall be adjusted as follows:

               (a)  if the Net Asset Value is greater than
$55,800,000.00 and less than $56,300,000.00, then Newco, within five (5) days after the determination of the Net Asset Value, shall return to Seller cash or such of the Accounts Receivable as is equal to the difference between the Net Asset Value and $55,800,000.00;

               (b)  if the Net Asset Value is greater than
$56,300,000.00, then Newco within fifteen (15) days after the determination of the Net Asset Value shall return fixed assets or Inventory, to be mutually agreed upon, in the amount required to reduce the Net Asset Value to $55,800,000.00. Such fixed assets or Inventory shall be repurchased from Seller as needed by Newco at the value originally transferred;

               (c)  if the Net Asset Value is less than
$55,800,000.00, then Seller, within five (5) days after the determination of the Net Asset Value, will transfer to Purchaser cash as is equal to the difference between $55,800,000.00 and the Net Asset Value.

          2.4  Taxes.

               (a) Notwithstanding anything otherwise provided in this Agreement, except as set forth in Section 7.5, Purchaser shall be responsible for all sales, use, transfer and other similar taxes, and any interest, penalties or additions to such taxes, assessed or payable in connection with the transfer of the Business to Newco, the transfer of Newco to Purchaser, and any subsequent liquidation of Newco. Purchaser and Seller shall cooperate in a timely manner in making all filings, returns, reports and forms as may be required to comply with the provisions of applicable law in connection with the payment of any such sales and transfer taxes.

               (b) Purchaser shall assume as of the Closing Date the portion of each and every liability for any state, county or local real or personal property tax or other similar ad valorem state, county or local tax on the Assets of the Business for any taxable period that spans the Closing Date determined by multiplying each such liability by a ratio, the numerator of which is the total number of days in such taxable period after the Closing Date, and the denominator of which is the total number of days in such taxable period. Seller shall remain liable for the remainder of such taxes.

               (c)  Seller and Purchaser each covenants and
agrees that it will timely make a joint election under Section 338(h)(10) of the Code, and any applicable corresponding or similar provision of state or local law, with respect to the
acquisition of Newco.   Seller and Purchaser shall jointly
prepare Internal Revenue Service Form 8023, and such other forms and schedules as are necessary or required to timely make such election under Section 338(h)(10) of the Code, and any applicable corresponding or similar provision of state or local law, and each covenants and agrees with the other that it shall execute said Form 8023 and take all such other acts as are necessary to timely make or perfect such election. Seller shall be solely responsible for, shall cause to be paid, and shall indemnify and hold harmless Purchaser and Newco with respect to all federal, foreign, state and local income and franchise taxes payable by reason of such election under Section 338(h)(10) of the Code, and any applicable corresponding or similar provision of state or local law.

               (d) The allocation of the Purchase Price is set forth in Schedule 2.4. Purchaser and Seller agree to adhere to such allocation for all purposes of any federal, state or local Tax return filed by them subsequent to the Closing Date, including the determination by Seller of the taxable gain or loss on the sale of the stock of Newco, the liabilities assumed by Purchaser, the Covenant Not to Compete and the Patent License Agreements. The portion of the Purchase Price allocated to the stock of Newco shall also be allocated among Newco's assets as set forth on Schedule 2.4. Purchaser and Seller agree that any post-closing adjustment to the Purchase Price required by Section
2.3 shall be allocated in accordance with the nature of such adjustment.


      ARTICLE 3.  ASSUMPTION OF LIABILITIES AND OBLIGATIONS

          3.1 Assumed Liabilities. Purchaser shall not assume, be liable for, or become responsible for any liability of Seller of any nature, whether accrued, absolute, contingent or otherwise, except the following (the "Assumed Liabilities"):

               (a) Liabilities incurred in the ordinary course of the Business which are reflected on the Closing Balance Sheet, including advance payment liabilities and accrued vacation liability.

               (b) Seller's obligations and liabilities for performance after the Effective Time (as hereinafter defined) under the Contracts, including obligations to perform any Contracts identified in Schedule 1.4(k) where advance payments have been received.

               (c)  Liability for all workers' compensation
claims filed on or after the Effective Time by Transferred Employees (as hereinafter defined) with respect to occurrences after the Effective Time. Seller shall retain liability for all workers' compensation claims with respect to occurrences on or before the Effective Time (regardless of when any such claim is filed) and all claims filed by employees not transferred with the Business.

               (d) Liability for product liability claims and litigation exclusively relating to products of the Business manufactured and shipped after the Effective Time. Seller shall retain liability for product liability claims and litigation for products manufactured or shipped on or prior to the Effective Time.

               (e)  Except as otherwise provided in this
Agreement, liability for claims and litigation, whether insured or uninsured, relating to or arising from (i) the operation of the Business or the ownership of the Assets after the Effective Time, and (ii) events, conditions or occurrences relating to the Business or the Assets after the Effective Time. Seller shall retain liability for all other claims and litigation, whether insured or uninsured, and irrespective of when the claim or litigation is made or filed, relating to or arising from (i) the operation of the Business or the ownership of the Assets prior to the Effective Time, and, (ii) events, conditions or occurrences relating to the Business or the Assets on or prior to the Effective Time.

               (f)  Except as otherwise provided in this
Agreement, those liabilities exclusively associated with the Business which are: (i) incurred in the ordinary course in a manner consistent with the past practices of the Business; and
(ii) not required to be disclosed or otherwise assumed by the provisions of this Agreement; and (iii) not required to be disclosed on the Closing Balance Sheet by GAAP; provided, however, that in no event will such liabilities exceed, in the aggregate, Five Hundred Thousand Dollars ($500,000.00).

               (g)  Except as otherwise provided in this
Agreement, each and every liability for Tax (as hereinafter defined) of the Business incurred after the Closing Date. Seller shall retain responsibility for each and every Tax liability of the Business incurred on or before the Closing Date.

               (h)  The retiree medical liability assumed
pursuant to Section 6.2(b).

          3.2  Warranty and Recall.

               (a) Seller shall be responsible for and assume all costs, expenses and remedial work ("Recall Costs") associated with the following products of the Business (regardless of when shipped): Boeing 757 elevator and rudder rod seal leakage; Boeing 757 spoiler manifold cracking and trunion bore wear; Gulfstream trailing edge flap system dwell box gear shaft and horizontal stabilizer actuator water intrusion damage; A333/340 Aileron servo-control ECP 3/5 modifications; and Canadair Challenger Flap control system. Except as indicated in the foregoing, Purchaser and Seller shall apportion Recall Costs for products shipped on or prior to the Closing Date depending on the period of the recall on the following basis provided such recall obligation is accepted by Seller pursuant to the procedures set forth in this
Section 3.2.

                             Allocation of Responsibility
     Period                     Purchaser         Seller

     12 months from Closing        25%              75%
     13-24 months from Closing     50%              50%
     25-36 months from Closing     75%              25%
     And thereafter               100%              -0-

               (b) Seller shall retain all warranty obligations or commitments, including associated costs or damages, for products of the Business shipped prior to the Effective Time, and Purchaser agrees to assume all warranty obligations or commitments, including associated costs or damages, for products of the Business shipped after the Effective Time. The responsibility for and allocation of warranty obligations shall be determined in accordance with the procedures set forth in this
Section 3.2.

               (c)  Prior to taking any action pursuant to
Section 3.2(a) and (b) or as soon thereafter as is reasonable, Purchaser shall provide to Seller prompt written notice of and a complete description of any product warranty or product recall claim or any circumstances which reasonably may lead to such a claim, and shall permit Seller or its designee to participate in the evaluation of the validity of such claim.

               (d) In the event a product warranty or recall claim is agreed by Purchaser and Seller to be valid, Seller shall reimburse Purchaser for such replacement elements and warranty repair services as are agreed. In the event that Purchaser and Seller cannot agree on the validity of a product warranty or recall claim or the Seller's reimbursement obligation therefor, Purchaser shall proceed with the required work and services and seek reimbursement from Seller. The prices for such replacement elements and warranty repair services will be parts at their fabrication cost and labor at the Purchaser's then approved forward pricing rate for government contracts exclusive of profit.

               (e) Notwithstanding anything to the contrary contained in this Section 3.2, Seller shall not be responsible for and Purchaser shall bear any additional cost or expense resulting from Purchaser's failure to properly perform Seller's product warranty obligations or from Purchaser's or Newco's provision of improper or defective replacement elements.

               (f) In the event that the parties cannot agree on a recall or warranty claim or the reimbursement arrangements therefor, or in the event of any other dispute with respect to the application of this Section 3.2, the parties will submit their dispute or controversy to arbitration in Torrance, California under the rules of the American Arbitration Association.

          3.3 Excluded Liabilities. Seller, without any responsibility or liability of, or recourse to Purchaser or Newco or any of Purchaser's or Newco's directors, shareholders, officers, employees, agents, consultants, representatives, affiliates, successors or assigns, shall absolutely and irrevocably retain all liabilities of Seller not specifically included in the Assumed Liabilities.
      ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller represents and warrants to Purchaser and Newco as follows:

          4.1 Corporate Status. Seller is a corporation duly organized and validly existing under the laws of Delaware, the jurisdiction in which it is incorporated, and has full power and authority to carry on the Business as now conducted. Seller has all requisite corporate power and authority to enter into this Agreement and all other agreements and instruments contemplated hereby (collectively, the "Ancillary Agreements") and to perform its obligations and consummate the transactions contemplated hereby and thereby in accordance with the terms of this Agreement and the Ancillary Agreements. Seller is duly qualified to do business in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the Business.

          Newco is a corporation duly organized and validly existing under the laws of Delaware, the jurisdiction in which it is incorporated. Newco was incorporated on June 6, 1994 and has not engaged in any business whatsoever. Newco has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements and to perform its obligations and consummate the transactions contemplated hereby and thereby in accordance with the terms of this Agreement and the Ancillary Agreements. Newco is or will be duly qualified to do business in California as of the Closing Date.

          Schedule 4.1 hereto contains true and complete copies of Newco's certificate of incorporation. All of the issued and outstanding capital stock of Newco has been validly issued, is fully paid and non-assessable, has not been issued in violation of any preemptive or other right, and is owned by Seller free and clear of any lien, pledge, claim, liability, encumbrance, security interest or other restriction. There is no existing option, warrant, call, right or commitment of any character relating to the issued or unissued capital stock of Newco.

          4.2  Authorization.  All corporate and other
proceedings required to be taken by or on the part of Seller and Newco including, without limitation, all action required to be taken by the directors or shareholders of Seller and Newco to authorize Seller and Newco to enter into and carry out this Agreement and the Ancillary Agreements have been, or prior to the Transfer Date will be, duly and properly taken. This Agreement has been, and each of the Ancillary Agreements when executed will be, duly executed and delivered by Seller and Newco and valid and enforceable against Seller and Newco in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and the rules of law governing specific performance, injunctive relief and other equitable remedies.

          4.3 Compliance. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not, in a manner which could materially and adversely affect the Business taken as a whole, result in the breach of any of the terms or conditions of, or constitute a default under, or violate, or result in the creation of a lien, security interest, or encumbrance on any of the Assets pursuant to, as the case may be, the articles of incorporation, by-laws or other organization documents of Seller or Newco or any agreement, lease, mortgage, note, bond, indenture, license or other document or undertaking, oral or written, to which Seller or Newco is a party or by which Seller or Newco is bound or by which any of the Assets or the Business may be affected.

          4.4 Balance Sheet. Schedule 4.4 is the balance sheet of the Business as of March 31, 1994 ("March 31, 1994 Balance Sheet"), including the notes thereto, which has been prepared from the books and records of the AlliedSignal Aircraft Systems and Equipment business unit as it was then constituted ("ASE") in accordance with and consistent with historical accounting and financial practices of ASE. Except as set forth in the footnotes thereto, the March 31, 1994 Balance Sheet presents fairly in all material respects the financial position of the Business taken as a whole as of March 31, 1994 in accordance with historical accounting and financial practices of ASE. Purchaser acknowledges that the March 31, 1994 Balance Sheet has been prepared from the financial statements of ASE as a whole and includes allocations of various ASE debits and credits.

          4.5 Personal Property. Schedule 1.2(a) lists all material items of Personal Property. In all material respects, all items of Personal Property have been maintained in accordance with standard industry practices and are in reasonable working condition (normal wear and tear excepted).

          4.6 Real Property. Seller is the owner of the Facility and the real property which is the subject of the easements and licenses granted pursuant to this Agreement, subject to the Permitted Exceptions (as hereinafter defined). Except as set forth on Schedule 4.6, there are no actions, suits, proceedings or investigations pending or, to the Knowledge of Seller (as hereinafter defined), threatened before any federal, state, municipal, regulatory or administrative authority affecting the Facility. Seller is not in default with respect to any order, judgment, injunction or decree of any court or other governmental authority with respect to the Facility. To the Knowledge of Seller, the improvements located on the Facility are free from all structural defects. All mechanical systems in the Facility, including, but not limited to the heating, ventilation, air conditioning, plumbing and electrical systems, are in good working order and are of adequate capacity to properly serve the Facility at its present operating level. There are no leases or subleases affecting the Facility.

          4.7  Intellectual Property.

               (a) Schedule 4.7(a) lists all patents, patent applications and invention disclosures (including those granted to, applied for, and owned by Seller), primarily used in the Business.

               (b)  Schedule 4.7(b) lists patents, patent
applications and invention disclosures owned and used by Seller primarily in product lines other than the Business but for which Seller will grant to Purchaser and Newco a license pursuant to
Section 1.7.

               (c) To the Knowledge of Seller, there are no existing claims of infringement, and Seller has not received written notice alleging any current infringement by Seller with respect to any material patent, trademark, trade name, copyright or any other intellectual property right relating to the Business and to the Knowledge of Seller there is no current infringement by any third party of any patent set forth on Schedule 4.7(a).

               (d) Seller has granted no license to a third party other than those identified in Schedule 4.8 with respect to any patent or other Intellectual Property set forth on Schedules 4.7(a) or (b) which would permit such third party to compete with the Business.

          4.8 Contracts and Binding Commitments. Except as otherwise provided in this Section 4.8, Schedule 4.8 lists the Contracts, which include all contracts, leases, agreements, intellectual property agreements and binding arrangements, which are material to the operation of the Business taken as a whole. To the Knowledge of Seller, Seller is not in material default under any of the Contracts and there has not been any material default under any of the Contracts by any other party thereto. Seller is not obligated to list in Schedule 4.8 any agreement, contract or commitment if (a) such agreement, contract or commitment, is related to the sale or furnishing of products or services by Seller in the ordinary course of the Business and has a contract amount of less than $75,000; or (b) such agreement, contract or commitment is related to the purchase of materials, supplies, equipment, merchandise or services, usable in the ordinary course of the Business and imposes a payment obligation on the Seller of less than $75,000.

          4.9 Title. Except as otherwise specifically set forth in this Agreement or in the Schedules hereto, Seller has good and marketable title to all of the Assets free and clear of all liens, mortgages, pledges, security interests and encumbrances, other than (i) liens for taxes not yet due and payable or being contested in good faith, and (ii) with respect to the Facility, the Permitted Exceptions.

          4.10 Litigation. Except as disclosed in Schedule 4.10, there is no action, suit, proceeding, arbitration or litigation, pending or to the Knowledge of Seller, threatened against Seller, which if determined adversely to Seller would have a material adverse effect on Seller, Newco, Purchaser or the Business taken as a whole. There is no action, suit, proceeding, arbitration, or litigation pending or threatened against Newco. An action, suit, proceeding, arbitration or litigation shall be considered "threatened" for purposes of this Section 4.10 if any of the persons listed on Schedule 4.26 has received a written notice or communication reasonably indicating to a business person that an action, suit or proceeding may be commenced.

          4.11 Environmental Disclosure. To the Knowledge of Seller, except as set forth in Schedule 4.11, Seller has complied and is in compliance with all laws, regulations, rules, orders, judgments, decrees, directives and other requirements imposed by federal, state, or local governmental authorities applicable to the Business or Assets and relating to matters of environmental or human health protection or Hazardous Substances (as hereinafter defined) (collectively, "Environmental Laws").
Except as set forth in Schedule 4.11, none of Seller's permits, licenses, applications or other approvals, consents or authorizations, issued or pending pursuant to any Environmental Laws (collectively, the "Environmental Permits") will be invalidated, terminated, or otherwise become subject to material modification as a result of the consummation of the transactions contemplated hereby, and, if applicable, the requisite federal, state and local agencies and authorities have given their consent to the transfer to Purchaser of Environmental Permits. Except as set forth in Schedule 4.11, no environmental permit, interim status or administrative order has been sought by or issued to Seller in any way related to the Assets pursuant to Section 3004, 3005 or 3008 of the Resource Conservation and Recovery Act of 1976 ("RCRA") or any similar status, permit or order under any similar state statute, rule or regulation. Except as set forth in Schedule 4.11, neither the Business nor Seller has received any notice, claim or citation for noncompliance with, any Environmental Laws. Except as set forth in Schedule 4.11, neither the Business nor Seller as related to the Business has received any written notice, request, demand or inquiry from the United States Environmental Protection Agency pursuant to
Section 104(e) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA"), or any similar notice, request, demand or inquiry under any state statute, rule or regulation. To the Knowledge of Seller, except as set forth in Schedule 4.11, there have been no reportable releases or threats of reportable releases of any Hazardous Substances into the environment on, at, related to or affecting the Assets. Except as set forth in Schedule 4.11, to the Knowledge of Seller, the soil, sediments, subsurface strata or groundwater underlying the Facility, the Wastewater Treatment Facility and the Shared Parking Area (as defined in the Access and Parking License Agreement as defined in Section 7.1 hereof) are not contaminated with any Hazardous Substances in violation of any Environmental Laws. Except as set forth in Schedule 4.11, neither the Business nor Seller has received any written notice, demand or claim from any governmental agency, commission, or authority or private party or entity advising it that it is responsible for or potentially responsible for the investigation or remediation of Hazardous Substances or for response costs with respect to a release or threatened release of Hazardous Substances produced by, or resulting from, in whole or in part, the activities, operations, ownership or processes of the Business or Assets. To the Knowledge of Seller, except as set forth in Schedule 7.6, no investigation and/or remediation is required under Environmental Laws with respect to the soil, sediments, subsurface strata or groundwater underlying the Facility, the Wastewater Treatment Facility or the Shared Parking Area. To the Knowledge of Seller, except as set forth in
Schedule 4.11, there exist no underground tanks at the Facility. To the Knowledge of Seller, Seller has supplied Purchaser or its lender's or either's contractors, representatives or agents, with copies of all material written information, data, reports and documents within Seller's custody and control which relate to the environmental condition of the Assets.

          As used herein, the term "Hazardous Substances" means polychlorinated biphenyls which currently require removal or remediation under Environmental Laws, petroleum or petroleum-based substances or petroleum related substances, methane, explosives, radioactive materials, asbestos containing materials which currently require removal or remediation under Environmental Laws, urea formaldehyde foam insulation, lead based paint which currently requires removal or remediation under Environmental Laws, hazardous materials, hazardous wastes, hazardous or toxic substances or materials, any flammable substance, or any other substance or material now or hereafter
(i) defined or regulated under Sections 25115, 25117 or 25122.7, or listed or regulated pursuant to Section 25140, of the California Health and Safety Code, Division 20, Chapter 6.5 (Hazardous Waste Control Law), (ii) defined or regulated under
Section 25316 of the California Health and Safety Code,
Division 20, Chapter 6.8 (Carpenter-Presly-Tanner Hazardous Substance Account Act), (iii) defined or regulated under
Section 25501 of the California Health and Safety Code,
Division 20, Chapter 6.95 (Hazardous Materials Release Response Plans and Inventory), (iv) defined or regulated under
Section 25281 of the California Health and Safety Code,
Division 20, Chapter 6.7 (Underground Storage of Hazardous Substances), (v) listed or regulated under Article 9 and defined or regulated pursuant to Article 11 of Title 22 of the California Administrative Code, Division 4, Chapter 20, (vi) designated or regulated pursuant to the Federal Water Pollution Control Act
(33 U.S.C. Section 1251 et seq.), (vii) defined or regulated pursuant to the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6903 et seq. (42 U.S.C. Section 6903), or
(viii) defined or regulated pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq. (42 U.S.C. Section 9601), (ix) defined or regulated pursuant to the Federal Safe Drinking Water Act, 42 U.S.C. 300f et seq., or (x) defined or regulated pursuant to the Federal Clean Air Act, 42 U.S.C. Section 7401 et seq.

          4.12 Employee Benefit Plans and Policies. For the purposes of this Agreement, "Seller's Benefit Plans" means all employee benefit plans, policies and arrangements maintained or contributed to by Seller or a member of the affiliated group of corporations of which Seller is the common parent, as defined in
Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code"). Except as stated in Schedule 4.12: (a) Seller's Benefit Plans comply in all material respects, to the extent applicable, with the requirements of the Employee Retirement Income Security of 1974, as amended ("ERISA") and the Internal

Revenue Code of 1986, as amended (the "Code") and have been administered and operated in all material respects in accordance with their terms and applicable federal and state law; (b) none of Seller's Benefit Plans subject to Part 3 Subtitle B of Title I of ERISA has incurred any "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code;
(c) no material liability to the Pension Benefit Guaranty Corporation ("PBGC") has been incurred with respect to any of Seller's Benefit Plans subject to Title IV of ERISA, and to the Seller's knowledge, no event has occurred and no condition exists which could reasonably be expected to give rise to any liability of Seller to the PBGC; (d) no material liability for any tax imposed under Section 4975 of the Code or Part 4 Subtitle B of Title I of ERISA has been incurred with respect to any of Seller's Benefit Plans; (e) none of the Seller's Benefit Plans is a multiemployer plan within the meaning of Section 3(37) of ERISA (a "Multiemployer Plan"); (f) Seller has not incurred any material withdrawal liability under Section 4201 or 4204 of ERISA with respect to any Multiemployer Plan; (g) each of Seller's Benefit Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and, to the Knowledge of Seller, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination; (h) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any of Seller's Benefit Plans since the effective date of said Section 4043; (i) no suit, action, litigation or claim (excluding claims for benefits incurred in the ordinary course of plan activities) has been brought against or with respect to any of Seller's Benefit Plans; (j) all contributions to Seller's Benefit Plans that were required to be made under Seller's Benefit Plans as of the Closing Date have been, or will have been, paid, accrued or otherwise fully reserved as of the Closing Date; and (k) Seller has performed, or will have performed, all obligations required to be performed as of the Closing Date under Seller's Benefit Plans. Newco does not maintain or contribute to, and has never maintained or contributed to, any employee benefit plan, policy, or arrangement.

          4.13 Undisclosed Liabilities. To the Knowledge of Seller, there are no liabilities or obligations of Seller, either accrued, absolute, contingent or otherwise, which are material to the Business taken as a whole, except (i) those set forth in this Agreement, the Ancillary Agreements, or the Schedules attached hereto except for those liabilities or obligations not required to be set forth in such Schedules due to an express exception contained in the Section requiring such Schedule or (ii) which, pursuant to this Agreement, will be included on the Closing Balance Sheet. As of the Closing Date, Newco has no liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise.

          4.14 Changes Since March 31, 1994. Since March 31, 1994, Seller has not (a) undergone any change in the financial condition, properties, assets, or liabilities, of the Business except changes in the ordinary and usual course of the Business and consistent with the past practice and which have not been, either in any case or in the aggregate, materially adverse to the

Business; (b) mortgaged, pledged or subjected to any lien, mortgage, lease, security interest, or encumbrance any of the Assets; (c) acquired or disposed of any material interest in any material asset or property except the purchase of materials and supplies and the sale of inventory in the ordinary and usual course of the Business and consistent with past practice;
(d) forgiven or canceled any material debt or claim of the Business, waived any material right of the Business, or, except in the ordinary and usual course of the Business and consistent with past practice, incurred or paid any liability or obligation of the Business; (e) suffered any damage, destruction or loss (whether or not covered by insurance) which materially adversely affected the financial condition, properties, assets, or operations of the Business taken as a whole; (f) materially amended or terminated any material contract; (g) entered into any collective bargaining agreement which affects the Business;
(h) sold or granted or transferred to any party or parties any license, or granted an option to acquire a license, to manufacture or sell any of the products of the Business, or to use any Intellectual Property; or (i) entered into any transaction related exclusively to the Business except in the ordinary and usual course of the Business and consistent with past practice.

          4.15 Compliance with Law. Except as otherwise disclosed in any of the Schedules hereto, neither Seller nor Newco is in violation of any foreign, federal, state or local statutes, laws or regulations applicable to any of the Assets or to the operation of the Business which would have a material adverse effect on the operation of the Business taken as a whole, and neither Seller nor Newco has received any notice alleging any such defaults or violations or potential defaults or violations.

          4.16 Consents. Except as set forth in Schedule 4.16, no action, approval, consent or authorization, including but not limited to any action, approval, consent or authorization by any third party, financial institution, governmental or quasi-governmental agency, commission, board, bureau or instrumentality, is necessary to make this Agreement or any of the Ancillary Agreements a legal, valid and binding obligation of Seller or Newco or to consummate the transactions contemplated hereunder.

          4.17 Permits and Licenses. Schedule 4.17 attached hereto lists all material governmental or other permits, licenses, approvals, certificates of inspection, filings, franchises and other authorizations which are issued to, held or used by Seller, or for which Seller has applied in connection with the current operation of the Business, and any limitations thereto. Except as listed in Schedule 4.17, Seller has all material governmental or other permits, licenses, approvals, certificates of inspection, filings, franchises and other authorizations which are necessary to own and operate the Assets and to conduct the Business as it is presently being conducted. To the Knowledge of Seller, Seller has not received any notice alleging that any other material governmental or other permits, licenses, approvals, certificates of inspection, filings, franchises and other authorizations related to the Business are required. "Material" for purposes of this Section 4.17 shall include but not be limited to permits, licenses and other authorizations which are required to own or operate the Assets owned or operated by Seller and used for the production of products in the Business.

          4.18 Labor Matters. To the Knowledge of Seller, there are no strikes, arbitrations, grievances, other labor disputes or union organizational drives pending or threatened with respect to the Business between Seller and any of its employees. Seller is not a party to any union, collective bargaining or other similar agreements affecting the Business. Seller has paid in full all wages, salaries, commissions, bonuses and other compensation (including severance pay and vacation benefits) for all services performed by its employees. Seller is not liable for any arrears of wages or any payroll taxes or any penalties or other damages for failure to comply with any applicable foreign, federal, state and local laws relating to the employment of labor. Seller has previously delivered to Purchaser a list which identifies the current annual salary or hourly wage rate of each Employee (as hereinafter defined). Schedule 4.18 hereto identifies all human resources policies and employee handbooks or manuals applicable to the Business or the Employees.

          4.19 Finders' Fees. No person acting on behalf of Seller or Newco has claims to, or is entitled to, under any contract or otherwise, any payment as a broker, finder or intermediary in connection with the origin, negotiation, execution or consummation of the transactions provided for in this Agreement or the Ancillary Agreements.

          4.20 Other Entities. The Assets do not include any ownership interest in any other business organization or entity including, without limitation, any corporation, partnership, limited liability company, limited partnership or joint venture.

          4.21 Inventory. The Inventory consists of items of good and merchantable quality usable in the ordinary and usual course of the Business and reflects Seller's normal valuation policy as set forth in Schedule 4.21 of valuing inventory at the lower of cost or market value net of any amount in progress billings applied on a consistent basis with past practice.

          4.22 Accounts Receivable.  To the extent any Accounts
Receivable are transferred to Newco, such accounts will be good and collectable in sixty (60) days and are not subject to any claims or offsets.

          4.23 General Representation and Warranty. Neither this Agreement nor any Schedule or other documents furnished by or on behalf of Seller in connection with this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein not misleading. The Assets, the services to be purchased by Purchaser from Seller pursuant to the Transition Services Agreement (as hereinafter defined), and the Excluded Assets constitute all of the assets, facilities and services which were used by Seller to conduct the Business prior to the Closing.

          4.24 Government Contracts. Seller's cost accumulation system for the period prior to the Closing is accurate and to the Knowledge of Seller is adequate to enable Purchaser or Newco
(whether as a prime contractor or subcontractor), to fulfill its obligation to disclose current, accurate and complete cost and pricing data when so required by the Truth in Negotiation Act, 10 U.S.C. Section 2306(f) and the regulations promulgated thereunder.

          With respect to contracts concluded or ongoing at the time of the Closing, there exist no facts or circumstances which will subject Purchaser or Newco to criminal or civil liability or administrative action, including without limitation, debarment from contracting with the United States on account of violation(s) of laws governing the sale of goods or services to the United States, the sale to customers other than the United States of defense articles or defense services as those terms are defined in the International Traffic in Arms Regulations, 22 CFR Ch 1 Sub Ch M Sections 120.7 and 120.8, or the improper payment of compensation or gratuities, directly or indirectly, to representatives, officers or employees of foreign governments.

          Schedule 4.24 is a compilation of all currently applicable correspondence, notices, subpoenas, summonses, civil investigative demands, letters rogatory, international writs of judicial assistance or other process or communication received from or sent to the relevant government in connection with all domestic or foreign government inquiries, investigations and threatened or pending legal or administrative actions which relate to the activities of the Business.

          4.25 No Additional Representations. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS ARTICLE 4 OR ANY OTHER PROVISION OF THIS AGREEMENT, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO THAT SELLER IS MAKING NO REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY GIVEN IN THIS AGREEMENT OR IN ANY ANCILLARY AGREEMENT, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY OR SUITABILITY AS TO ANY OF THE PROPERTIES OR ASSETS OF THE SELLER. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, THE ASSETS ARE BEING SOLD ON AN "AS IS, WHERE IS" BASIS.

          4.26 Construction of Certain Phases. For purposes of this Agreement, wherever the phrase "Knowledge of Seller" is used, such phrase shall mean the knowledge of the persons set forth on Schedule 4.26, in each case after due inquiry and investigation. Seller represents and warrants that the persons set forth on Schedule 4.26 constitute the employees of Seller with sufficient knowledge to make the representations and warranties being made by Seller.
     ARTICLE 5.  REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser represents and warrants to Seller as follows:

          5.1 Corporate Status. Purchaser is a corporation duly organized and validly existing under the laws of the State of New York, the jurisdiction in which it is incorporated, and has full power and authority to carry on its business and to own all of its properties and assets. Purchaser has all requisite corporate power and authority to enter into, execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations and consummate the transactions contemplated hereby and thereby in accordance with the terms of this Agreement and the Ancillary Agreements.

          5.2  Authorization.  All corporate and other
proceedings required to be taken by or on the part of Purchaser including, without limitation, all action required to be taken by the directors or shareholders of Purchaser to authorize Purchaser to enter into and carry out this Agreement and the Ancillary Agreements have been, or prior to the Closing will be, duly and properly taken. This Agreement has been, and the Ancillary Agreements when executed will be, duly executed and delivered by Purchaser and valid and enforceable against Purchaser in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and the rules of law governing specific performance, injunctive relief and other equitable remedies.

          5.3 Compliance. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not result in the breach of any of the terms or conditions of, or constitute a default under, or violate, as the case may be, the articles of incorporation, by-laws or other organization documents of Purchaser or any material agreement, lease, mortgage, note, bond, indenture, license or other document or undertaking, oral or written, to which Purchaser is a party or by which Purchaser is bound or by which any of the Assets may be affected.

          5.4 Financing. Purchaser has commitments from responsible banks or other financial institutions to provide funds to pay the Purchase Price, which commitments are subject to the terms and conditions set forth therein.

          5.5 Finder's Fees. No person acting on behalf of Purchaser has claims to, or is entitled to, under any contract or otherwise, any payment as a broker, finder or intermediary in connection with the origin, negotiation, execution or consummation of the transactions provided for in this Agreement or the Ancillary Agreements.

          5.6 Due Diligence. Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the transactions contemplated by this Agreement. Purchaser confirms that Seller provided to Purchaser the opportunity to ask questions of the officers and management employees of Seller and to acquire such additional information about the business and financial condition of the Business as Purchaser requested and all such information has been received. Notwithstanding the foregoing, Seller acknowledges that Purchaser is relying on the accuracy and completeness of Seller's representations and warranties. Purchaser has no knowledge that any representation or warranty of Seller in this Agreement and Schedules hereto is not true and correct in all material respects.

           ARTICLE 6.  EMPLOYEES AND EMPLOYEE BENEFITS

          6.1 Employment. Purchaser shall offer employment to all employees listed on Schedule 6.1 ("Employees") who are actively employed by Seller on the Closing Date or who are on short term disability as of the Closing Date and recover from such short term disability before short term disability benefits would have ceased under Seller's plan had it been maintained by Purchaser after the Closing Date. Purchaser shall continue the employment of Employees listed in Schedule 6.1 who accept Purchaser's offer of Employment ("the Transferred Employees"), except that an Employee listed on Schedule 6.1 who is not actively at work with Seller on the Closing Date will become a Transferred Employee of Purchaser only as of the date such Employee first reports for active work with Purchaser. Purchaser and Seller agree to consider, in good faith, replacement employees for Employees who refuse Purchaser's offer of employment. Nothing herein expressed or implied confers upon any Transferred Employee any rights or remedies of any nature or kind, including, without limitation, any rights of employment with Purchaser for a specified period of time.

          6.2  Compensation and Benefits.

               (a)  Purchaser agrees to provide, as of the
Closing Date, each Transferred Employee with wages at least equal to the base pay paid by Seller as of the Closing Date, and benefits comparable to the benefits provided to employees of Purchaser in similar positions provided that (i) no Employee shall be covered under Purchaser's benefit programs until the first date such Employee becomes a Transferred Employee and is actively at work with Purchaser, (ii) severance benefits will be provided as described in Section 6.3, and (iii) health care benefits will be provided under a separate arrangement similar to Seller's arrangement covering the Transferred Employees and may not be comparable to the health care benefits provided to other employees of Purchaser.

               (b) Purchaser agrees to credit and to continue to credit each Transferred Employee with service credited with Seller under Seller's Benefit Plans for participation and retirement eligibility and vesting purposes, under such employee benefit plans or policies Purchaser maintains or will maintain for or on behalf of the Transferred Employees. Seller shall not in any manner be responsible for any liability, claim or obligation due under any such plan maintained by Purchaser. In addition, Purchaser shall provide Transferred Employees with retiree medical benefits under the retiree medical plan provided by Purchaser to its retirees, and all service with Seller or any subsidiaries or affiliates of Seller shall be treated as service with Purchaser under Purchaser's retiree medical plan. It is understood between Seller and Purchaser that (i) a Transferred Employee whose initial date of employment with Seller or any subsidiaries or affiliates of Seller is on or after October 1, 1989, shall not be entitled to coverage under the retiree medical plan maintained by Purchaser, and (ii) each other Transferred Employee shall be entitled to coverage under the retiree medical plan maintained by Purchaser if and only if such Transferred

Employee meets all terms and conditions of such retiree medical plan.

          6.3  Severance and WARN Act.  It is agreed that:
(i) Purchaser is not responsible for any liability, cost or expense with respect to an Employee who refuses Purchaser's offer of employment, (ii) Purchaser will provide a severance program for Transferred Employees comparable to the severance program provided to employees of Purchaser in similar positions provided that under such severance program for a period of six (6) months following the Closing Date, Purchaser will make payments to any Transferred Employee terminated by Purchaser during that period equal in amount and form to the severance benefits that would have been provided to each such Transferred Employee by Seller under its Pay and Benefits Continuance Plan for Designated Employees of Allied-Signal Aerospace Company (the "Pay and Benefits Continuance Plan") as described in the Summary Plan Description as revised as of March 1991, and calculated as of the date of such Transferred Employee's termination by Purchaser if such Transferred Employee was covered under the Pay and Benefits Continuance Plan as of the Closing Date; and (iii) (A) with respect to a cause of action commenced by a Transferred Employee against Seller, Purchaser and Seller agree to share on an equal basis the reasonable legal costs, including attorney's fees, of such cause of action, provided (1) the cause of action is related to the transfer of such Transferred Employee from Seller to Purchaser pursuant to the transactions contemplated herein, (2) the cause of action includes a claim for severance benefits, and
(3) Purchaser has not previously paid such Transferred Employee severance benefits at least equal to the benefits that would have been paid to such Transferred Employee as of the Closing Date under the Pay and Benefits Continuance Plan as though such Transferred Employee was terminated as of the Closing Date by Seller with a right to benefits under such plan; and (B) with respect to a cause of action described in clause (iii)(A), Purchaser and Seller agree to share on an equal basis any settlement or court awarded damages, provided that Purchaser's obligation under this clause (B) is limited with respect to such Transferred Employee, to the amount described in clause (A)(3), and provided that Purchaser's obligations under this clause (B) shall cease if the cause of action no longer includes a claim for severance benefits or if the judgment relating to the cause of action specifically provides for no award of severance benefits. Purchaser agrees to pay and be responsible for all liability, cost, expense and sanctions resulting from the failure to comply with the Worker Adjustment and Retraining Notification Act ("WARN Act"), and the regulations thereunder, in connection with the consummation of the transactions described in or contemplated by this Agreement.

          6.4 Health Care Continuation Liability. Purchaser agrees to pay and be responsible for all liability, cost, expense, taxes and sanctions under Section 4980B of the Internal Revenue Code (the "Code"), interest and penalties imposed upon, incurred by, or assessed against Purchaser or Seller that arise by reason of or relating to any failure to comply with the health care continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA, as amended, which failure occurs on or after the Closing Date with respect to any Transferred Employee or any qualified beneficiary (as defined in Section 4980B(g)( 1)) of such Transferred Employee.

          6.5 Savings Plan. Seller shall provide that those Transferred Employees participating in the AlliedSignal Savings Plan ("Savings Plan") immediately prior to the Closing Date shall fully vest on the Closing Date in their respective Savings Plan Accounts (the "Accounts"). As promptly as practicable following the Closing Date, Seller and Purchaser shall arrange for the transfer of the Accounts and the corresponding liabilities with respect to the Transferred Employees, from the Savings Plan to one or more tax-qualified defined contribution plans established or to be established by Purchaser. Such transfer shall take place no earlier than 30 days after each plan involved in a transfer of assets has filed any required IRS Form 5310-A notifying the IRS of such transfer. With respect to the plan or plans receiving assets from the Savings Plan, to the extent permitted by applicable law, such plan or plans shall also (a) provide for tax-deferred contributions and (b) meet all requirements for a qualified cash or deferred arrangement under Section 401(k) of the Code. The transfer of assets from the Savings Plan shall be made in cash and promissory notes evidencing participant loans from the Savings Plan ("Loans"). Without limiting the generality of the foregoing, if Seller should determine to transfer assets held in Accounts which, immediately prior to the Closing Date, provide for holding common stock of Seller, Purchaser agrees to accept transfer of such Accounts in Seller's common stock, and, to the extent permitted by law for such reasonable period of time as Purchaser may determine, to provide Transferred Employees with an election to retain Seller's common stock in their respective plan accounts or to dispose of such stock and have the proceeds reinvested in other investment alternatives offered under each such plan of Purchaser. Purchaser's plan(s) shall provide that all Loans shall be paid by payroll deduction over the amortization schedule in effect on the Closing Date. Prior to the transfer date, Purchaser shall, to the satisfaction of Seller's counsel, present Seller with such evidence and information (which may include or be provided by an opinion of Purchaser's counsel reasonably satisfactory to Seller) as is necessary to establish that the tax-qualified plan or plans established or to be established by Purchaser to which the transfer or transfers described in this Section are to be made are in full force and effect and are intended to meet all the requirements for qualification under Section 401 and 411(d)(6) of the Code.

          6.6  Definition of Purchaser.  For purposes of this
Article 6, "Purchaser" shall be deemed to include Moog Inc., Moog
Torrance Inc. or any of their subsidiaries or affiliates.
         ARTICLE 7.  REAL ESTATE AND FACILITIES MATTERS

          7.1 Real Estate Agreements. On the Transfer Date, Purchaser, Newco and Seller shall execute (i) a WTF Easement Agreement (the "WTF Easement Agreement") pursuant to which Seller will grant to Purchaser and Newco an easement to cross and make use of Seller's land in order to access, operate, repair, monitor and maintain the Wastewater Treatment Facility, (ii) a Western Avenue Access Easement Agreement (the "WAA Easement Agreement") pursuant to which Seller shall grant to Purchaser and Newco a temporary easement of ingress and egress across a designated portion of Seller's land in order for Purchaser's employees, customers, suppliers and other invitees to access the Facility consistent with past practices of the Business, (iii) a Test Cell Access Easement Agreement (the "Test Cell Easement Agreement") pursuant to which Newco shall grant to Seller an easement of ingress and egress over the northwest portion of Newco's property in order to access, use, maintain and repair the test cells located on Seller's adjacent property in Building No. 1, and
(iv) a Temporary Sewer Easement Agreement (the "SS Easement Agreement") pursuant to which the parties shall specifically identify the location of the sanitary sewer line for the discharge of sanitary wastewater and post-monitored (post-Manhole) industrial wastewater through Seller's existing sanitary sewer line as more particularly described in the SS Easement Agreement. Also at the Closing, Purchaser, Newco and Seller shall execute a Temporary, Non-Exclusive Access and Parking License Agreement (the "Access and Parking License Agreement") pursuant to which Seller will grant to Purchaser and Newco a temporary, non-exclusive license (i) to use a portion of Seller's land for parking purposes consistent with past practices of the Business, and (ii) to access and use Seller's 190th Street facility and Seller's Rancho Dominguez facility consistent with past practices, all as more particularly described in said agreement.

          7.2 Utilities. Attached hereto as Schedule 7.2 are two drawings depicting the locations of the utility installations servicing the Facility and the Wastewater Treatment Facility.
All references to building numbers in this Article refer to the building numbers depicted on the attached drawings. Within
18 months after the Closing Date, unless a different time period is expressly identified below, Purchaser shall, at its sole cost and expense, be responsible for severing all utility connections between the Facility and Seller's adjacent property, so that the Facility operates as a self-sufficient, stand-alone manufacturing operation. It is the intent of the parties that until such work is complete, Seller and Purchaser shall share equally the costs of installing usage meters, and Purchaser shall promptly reimburse Seller for the costs of all utilities consumed by Purchaser. Seller shall control the design, specifications, procurement and installation of the usage meters. The utility connections referenced herein shall include, but are not limited to the following:

               7.2.1 Fire Protection Water System. In order to service the North Addition of the Unit 100 building (the Unit 100 building is hereinafter referred to as "Unit 100" and the recently constructed north addition to Unit 100 is referred to herein as the "North Addition") and the Wastewater Treatment Facility, Purchaser shall connect the existing fire suppression water line located on the north side of Unit 100 to the existing fire line on the north-east side of Unit 100. Until such time as the foregoing improvements are completed, Purchaser shall reimburse Seller for the cost of fire suppression water supplied to the Facility.

               7.2.2  Compressed Air.  The Facility and the
Wastewater Treatment Facility are as of the Closing Date serviced by two (2) 100-horsepower compressors (a main unit and a redundant/back-up compressor) located at Building 3 on Seller's property adjacent to the Facility. Until such time as Purchaser obtains its own compressor(s), Purchaser and Seller shall share in the cost to install a metering/usage station, and Purchaser shall pay to Seller a fee of $.0038 per cfm for the compressed air supplied to the Facility and the Wastewater Treatment Facility.

               7.2.3 Natural Gas Supply. In order to service the North Addition and the Wastewater Treatment Facility, Purchaser shall tie into the existing natural gas line supply at the southeast corner of Unit 100. Until such time as the foregoing improvements are completed, Purchaser and Seller shall share equally in the cost to install meters from main Southern California Gas Company gas main to monitor gas usage at the North Addition and the Wastewater Treatment Facility. Purchaser shall promptly reimburse Seller for the cost of all natural gas consumed by the North Addition and the Wastewater Treatment Facility.

               7.2.4  Sanitary and Industrial Sewage Line
Isolation. The sanitary and industrial wastewater effluent from the Facility, the Wastewater Treatment Facility and Seller's other operations located on property adjacent to the Facility will be commingled before reaching the nearest monitored sewer outfall. Accordingly, Purchaser shall monitor, on a daily basis, the volume and contaminant concentrations (metals, cyanide, pH) in the wastewater discharged from the Wastewater Treatment Facility and the North Addition. Copies of all monitoring results shall be maintained by Purchaser at the Facility and shall be made available to Seller upon Seller's request. If any such sampling results indicate volume or contaminant levels in excess of permitted levels, then such sampling results shall be provided to Seller's Health, Safety and Environmental Engineering Department within 48 hours of Purchaser's receipt of the sampling results. Within eighty (80) days after the Closing, Purchaser shall complete the design and construction of (i) a manhole and wastewater monitoring station (the "Manhole") (to be located between Wastewater Treatment Facility and the North Addition) in order to monitor industrial wastewater discharges from the Wastewater Treatment Facility and the North Addition, and (ii) a sewer line from the Manhole to the nearest sanitary sewer line and shall repair and restore the property to its pre-existing condition (i.e., paving and fence replacement) (collectively, the "Wastewater Sewer Work"). In the event and to the extent Purchaser requests that Seller provide engineering, consulting, construction or support services in connection with the Wastewater Sewer Work, such services shall be provided as Plant Engineering Services under the Transition Services Agreement. Within 18 months after the Closing Date, Purchaser shall construct such other improvements as are necessary to isolate and prevent the commingling of the industrial wastewater effluent from the Facility with any other industrial wastewater effluent from Seller's activities located on property adjacent to the Facility. To the extent said construction requires the placement of sewer lines on Seller's retained property, Seller shall grant reasonable easements to Purchaser to accommodate the same; provided, however, that Seller may condition the granting of such easements upon receiving adequate and reasonable protection for itself and its property from any liabilities which may arise in connection with said sewer lines or their construction, operation, use and maintenance. Without limiting the protections provided under Article 15 hereof, Seller and Purchaser shall indemnify, defend and hold each other harmless from and against any Losses (as hereinafter defined) related to the discharge of wastewater after the Closing Date from their respective facilities which are not in compliance with Environmental Laws. As of the Closing Date, Seller shall transfer to Purchaser and Newco, subject to the requirements of the cognizant governmental agencies, one hundred forty (140) Sewer Capacity Units of Seller's existing permit to discharge to the Los Angeles County's sewer system. Should Purchaser desire or require additional Sewer Capacity Units, it shall acquire them from the County of Los Angeles at its sole cost and expense.

               7.2.5 Domestic Water Supply. Purchaser shall tie into the existing domestic water supply on the south side of Unit 100 in order to provide domestic water to the North Addition and the Wastewater Treatment Facility. Until such time as the foregoing improvements are completed, Purchaser and Seller shall share in the cost to install water meters to the North Addition and the Wastewater Treatment Facility. Purchaser shall promptly reimburse Seller for the cost of all domestic water consumed by the Facility and the Wastewater Treatment Facility.

          7.3 Electrical Service. Purchaser and Seller shall share equally in the cost to install meters on the existing Southern California Edison electrical lines (P-Feed and L-Feed) to monitor electrical usage and time of day demand at the Facility and the Wastewater Treatment Facility. Purchaser shall promptly reimburse Seller for the cost of all electricity consumed by the Facility and the Wastewater Treatment Facility and for a pro rata portion of the monthly maintenance fee charged by Southern California Edison for maintenance of the electrical substation located on Seller's adjacent property (the "Substation"). Purchaser shall be responsible for maintaining, repairing and replacing, as necessary, the L-Feed. Purchaser and Seller shall share the cost, on a pro rata basis, of maintaining and repairing the P-Feed. All pro rata calculations under this subsection shall be based upon electrical usage and time of day demand for the month during which the calculation is to be made. Purchaser shall be disconnected from the Substation and be responsible for obtaining electrical power directly from Southern California Edison upon the earlier to occur of any of the following:

               (i) the expiration of one hundred twenty (120) days after Seller gives written notice to Purchaser that it has entered into an agreement to sell the land underlying the Substation;

              (ii) the expiration of one hundred twenty (120) days after Seller gives written notice to Purchaser that it has entered into an agreement to sell the land underlying any portion of the electrical lines leading into or out of the Substation unless the prospective purchaser is to purchase the subject property subject to easements, in a form acceptable to Seller, for said electrical lines;

             (iii) the expiration of one hundred twenty (120) days after the City of Torrance requires the relocation of the substation or attached lines as a condition of the amending of the Vested Tentative Tract Map;

              (iv) the expiration of one hundred twenty (120) days after Seller gives written notice to Purchaser that a governmental agency is requiring that the Substation or the electrical lines leading into or out of the Substation be materially modified or improved so as to comply with the then current law or code requirements;

               (v) the expiration of one hundred twenty (120) days after Seller gives written notice to Purchaser that Seller has determined that it is in its best interest under its business plans or development plans which include the relocation or removal of the Substation; or

              (vi) the expiration of sixty (60) months after the Closing Date.

Notwithstanding anything else to the contrary contained in this Agreement, in the event that the power, domestic water or fire suppression water to the Facility, Wastewater Treatment Facility or Seller's adjacent facilities are interrupted for any reason whatsoever, including without limitation the failure of Seller or Purchaser to maintain or repair the water lines, the P-Feed or the L-Feed, but excluding, however, intentional misconduct committed in bad faith by either party, Seller and Purchaser shall not be liable to each other for any consequential damages or lost profits, and Seller and Purchaser each hereby release and waive any and all rights which either may have now or hereafter acquire to recover the same. In the event power, domestic water or fire suppression water to the Facility, the Wastewater Treatment Facility or Seller's adjacent facilities will be interrupted to perform scheduled maintenance or repairs to the water lines, the P-Feed or the L-Feed, Seller and Purchaser shall give each other not less than thirty (30) days prior written notice of the scheduled interruption.

          7.4 Storm Drain Modification. Purchaser and Seller shall cooperate in the future to make any required modification to the storm drain system servicing the Facility or the adjacent property retained by Seller. Until such time as a drainage study is prepared and any necessary improvements constructed, the existing drainage flow shall be permitted to continue together with any additional flow generated by the parking lot to be constructed by Purchaser at the Facility. Without limiting the protections provided under Article 15 hereof, Seller and Purchaser shall indemnify, defend and hold each other harmless from and against any Losses related to the discharge of storm water from their respective facilities after the Closing Date which are not in compliance with Environmental Laws.

          7.5  Title Insurance and Survey.

               7.5.1 As soon as practicable after the execution of this Agreement, Seller shall furnish to Purchaser a preliminary title report with respect to the Facility issued by a Lawyers Title Insurance Company (the "Title Company"), which shall provide for the issuance at Closing of an ALTA owner's title insurance policy in the face amount as shall be agreed by Purchaser and Seller as of the Closing Date (the "Title Policy"). The Title Policy shall show title to the Facility free and clear of all exceptions other than the exceptions listed on Schedule
7.5 hereto (the "Permitted Exceptions"). Any additional exceptions appearing subsequent to the execution of this Agreement but prior to the Closing shall be subject to the reasonable approval of Purchaser, and the schedule of Permitted Exceptions (Schedule 7.5) shall be updated as of Closing to reflect the same. All costs and expenses associated with the transfer of title to the land underlying the Facility, including without limitations all title insurance premiums for the Title Policy, documentary transfer taxes, recording fees, etc. shall be shared equally by Purchaser and Seller. Should Purchaser request that the Title Company issue an ALTA Lender's Policy of title insurance, Purchaser shall be solely responsible for all costs and expenses, including title premiums, associated with the issuance of said lender's policy.

               7.5.2 As soon as practicable after the execution of this Agreement, Seller will supply to Purchaser, an ALTA survey of the Facility, sufficient to permit the Title Company to issue an ALTA owner's title insurance policy. The cost of the survey shall be shared equally by Purchaser and Seller.

          7.6  Environmental Cleanup of the Facility.

               7.6.1  With respect to any environmental
contamination or condition(s) related to the Facility or Assets currently requiring investigation and/or remediation, as more particularly described or identified at Schedule 7.6 hereto ("Cleanup Projects"), Seller covenants and agrees to implement and complete the Cleanup Projects as and to the same extent required by, and in accordance with, the then cognizant governmental authorities and federal, state and local laws, regulations, rules, directives and guidance ("Governmental Authorities"). Seller shall have the exclusive right and obligation to perform or cause its agents, consultants or contractors to perform all work related to the Cleanup Projects, including, without limitation, drafting investigation and/or remediation plan(s), executing the plan(s), negotiating or discussing with governmental representatives, and submitting reports or notices in accordance with Governmental Authorities.

               7.6.2 Seller shall be responsible for the costs, expenses and liabilities related to the Cleanup Projects, including without limitation, all cost of design, remediation, construction, treatment, governmental permitting, oversight and other work, analyses, operations and maintenance, projected future costs and expenses, and any costs or liabilities related to removal, treatment or disposal of substances or wastes arising out of the Cleanup Projects, except to the extent such costs are imposed due to the activities of Purchaser after the Closing Date. Seller shall have the exclusive right and obligation to negotiate, settle and/or contest any penalties or fines related to Governmental Authorities and the Cleanup Projects, and Seller is solely responsible for such penalties or fines. Without limiting Seller's obligations to Purchaser hereunder, Seller shall have the right to contest and/or challenge the requirements, directives or guidance sought or imposed by Governmental Authorities related to the Cleanup Projects. Should any Cleanup Projects involve or potentially involve a materially adverse impact on the use or value of, or title to, the Facility or Assets, or the listing thereof on any site registry or other listing or registry maintained by or in accordance with any Governmental Authority, Seller shall promptly advise Purchaser of same and Purchaser has the option to reasonably participate in any such Cleanup Projects and any proceedings, discussions or negotiations related thereto, all at Purchaser's sole cost and expense.

               7.6.3 The Cleanup Projects shall be undertaken promptly by Seller and shall be concluded expeditiously using commercially reasonable efforts, subject to the schedules and approvals required by the applicable Governmental Authorities. Purchaser is free to retain, at its sole cost and expense, and at its sole election, experts or advisors with respect to the Cleanup Projects. Seller shall transmit to Purchaser copies of any reports, data or other information or documentation arising from or related to the Cleanup Projects which are submitted to any Governmental Authorities. Purchaser shall provide Seller, its agents, consultants, or contractors, with reasonable access to those areas of the Facility or Assets so as to allow for the performance of Seller's obligations hereunder, upon reasonable notice to Purchaser, and Seller shall use reasonable efforts to conduct the Cleanup Projects in a manner which shall, to the extent reasonably practicable, minimize interference with Purchaser's use of the Facility or Assets. Seller's agents, consultants or contractors shall have insurance coverage in amounts reasonably satisfactory to Seller and Purchaser under relevant facts and circumstances, and shall provide certificates or other proof of such insurance coverages to Purchaser and name Purchaser and its lenders as an additionally insured party thereto, upon the request of Purchaser. Purchaser shall provide Seller with any site specific information necessary to comply with OSHA requirements as related to Seller's access to areas of the Facility or Assets and Seller shall be responsible for transmitting said information to its contractors, agents and consultants.

               7.6.4 Seller shall defend, indemnify and hold harmless Purchaser and Newco and Purchaser's and Newco's respective directors, shareholders, officers, employees, agents, affiliates and their respective successors and assigns from and against any and all claims, liabilities, obligations, losses, costs, expenses (including, without limitation, reasonable legal, accounting, and similar expenses), fines or damages, arising out of the Cleanup Projects and Seller's obligations under this
Section 7.6 except to the extent arising out of the acts or
omissions of Purchaser.   Should Purchaser seek indemnification
hereunder, Purchaser shall notify Seller for such indemnification in writing of any event, omission or occurrence which Purchaser has determined has given or could give rise to losses which are
indemnifiable hereunder.   Seller and Purchaser agree that those
indemnification procedures set forth in Section 15.3(a), 15.3(b) and 15.3(c) hereof shall be applicable to indemnification under this Section 7.6 hereof.

               7.6.5 Seller's obligations under this Section 7.6 hereof are in addition to and without limiting in any way the obligations of Seller arising out of or related to Section 15.1 hereof. With respect to any environmental contamination or condition(s) discovered in the future for which Seller has provided to Purchaser or Newco an indemnification obligation under Section 15.1 hereof, Seller covenants and agrees to implement and complete the investigation and/or remediation to the same extent, in the same manner, and with the same obligations to Purchaser, as required by this Section 7.6.

               7.7 Vested Tentative Tract Map. Seller has filed with the City of Torrance Vested Tentative Tract Map No. 50593 (the "Tract Map"). As of execution of this Agreement, the land underlying the Facility is included in the Tract Map. Seller shall amend the Tract Map so that the land to be conveyed to Purchaser hereunder is not included within the boundaries of the amended Tract Map. A preliminary, draft copy of the amended Tract Map is attached as Schedule 7.7. Purchaser agrees to reimburse Seller for a portion of the costs incurred to construct the roadway and cul-de-sac described on the amended Tract Map; the reimbursed portion of said costs shall be equal to Seller's total costs to construct the roadway and cul-de-sacs providing access to Western Avenue (the roadway and cul-de-sac are collectively referred to as the "Roadway") multiplied by a fraction, the numerator of which is the square footage of the roadway and cul-de-sac lying on the land conveyed to Purchaser hereunder and the denominator of which is the total square footage of the Roadway. At such time as Seller records the amended Tract Map as a final tract map, Seller and Purchaser shall cooperate to obtain the approval of the appropriate governmental authorities for an appropriate lot line adjustment to accommodate the reconveyance to Seller of the land identified on Schedule 7.7 as Parcel 4A (the "Reconveyance Piece") and Purchaser shall reconvey to Seller the Reconveyance Piece. The reconveyance price shall be equal to the purchase price for the land underlying the Facility, as listed in Schedule 2.4, multiplied by a fraction, the numerator of which is the square footage of the Reconveyance Piece and the denominator of which is the total square footage of the land conveyed to Purchaser under this Agreement.


            ARTICLE 8.  TRANSITION SERVICES AGREEMENT

          8.1 Transition Services Agreement. On the Closing Date, Seller, Purchaser and Newco shall execute the Transition Services Agreement attached hereto as Exhibit L pursuant to which Purchaser shall prepay at Closing the amount of Seven Million ($7,000,000) Dollars for various services to be provided by Seller to Purchaser and Newco with respect to the Business.

                ARTICLE 9.  PRE-CLOSING COVENANTS

          9.1 Conduct of Business. From the date of this Agreement to the Closing Date, except as Purchaser may otherwise consent to in writing, Seller shall not engage in any activity or enter into any transaction with respect to the Business outside the ordinary and usual course of the Business consistent with past practice or which would be inconsistent with the terms of this Agreement or which would render inaccurate as of the Closing Date any of the representations and warranties set forth in
Article 4 as if such representations and warranties were made at and as of the Closing Date. Without limiting the generality of the foregoing, Seller shall not:

               (a) undergo any material adverse change in the financial condition, properties, assets, liabilities or operations of the Business except changes in the usual and ordinary course of the Business and consistent with past practice and which are not, either in any case or in the aggregate, materially adverse to it;

               (b) mortgage, pledge or subject to any lien, lease, security interest, encumbrance or other restriction, any of the Assets except in the ordinary course of the Business;

               (c) acquire or dispose of any material interest in any asset or property exclusively relating to the Business except the purchase of materials and supplies and the sale of inventory in the ordinary and usual course of the Business consistent with past practice;

               (d) forgive or cancel any debt or claim of the Business, waive any material right of the Business, or, except in the ordinary and usual course of the Business and consistent with past practice, incur or pay any liability or obligation of the Business;

               (e)  adopt or amend any profit sharing plan,
agreement, arrangement, policy or practice for the benefit of any employee of the Business or change the compensation or benefits of any employee of the Business;

               (f)  suffer any damage, destruction or loss
(whether or not covered by insurance) which materially adversely affects the financial condition, properties, assets or operations of the Business;

               (g)  materially amend or terminate any Contract;

               (h)  enter into any collective bargaining
agreement which affects the Business;

               (i) sell or grant or transfer to any party or parties any license, or grant an option to acquire a license, to manufacture or sell any of the products of the Business, or to license any intellectual property used exclusively in the Business; or

               (j) without the limiting the generality of the foregoing, enter into any material transaction except in the ordinary and usual course of the Business and consistent with past practice.

          9.2 Audit. Prior to the Closing, Seller shall engage Price Waterhouse to prepare audited financial statements of the Business for fiscal years ending December 31, 1992 and 1993. Seller agrees to engage Price Waterhouse to prepare up to three
(3) consents required by Purchaser to utilize Price Waterhouse's reports on the aforementioned financial statements in future periods for inclusion in Purchaser's SEC filing requirements for its next three fiscal years. Seller will pay the actual cost that Price Waterhouse bills for such services. Purchaser will reimburse Seller $210,000.00 for these services upon delivery of the final 1992 and 1993 financial statements including an unqualified auditor's report thereon. The financial statements and auditor's report must be of form and content satisfactory to the SEC.

          9.3 Access to Records and Properties. (a) From the date hereof until the Closing Date or earlier termination of this Agreement, Seller will:

               (i) provide Purchaser, its officers, counsel and other representatives with reasonable access to the Assets, the principal personnel and representatives of the Business, and such books and records pertaining to the Business as Purchaser may reasonably request, during Seller's regular business hours, provided that Purchaser has provided Seller with reasonable prior notice, and provided further that Purchaser agrees that such access will be requested and exercised with due regard to minimizing interference with the operations of the Business;

              (ii) furnish to Purchaser or its representatives such additional financial and operating data and other information relating to the Business as may be reasonably requested, to the extent that such access and disclosure would not violate the terms of any agreement to which Seller is bound or any applicable law or regulation; and

             (iii) make available to Purchaser for inspection and review all documents, or copies thereof, listed in the Schedules hereto, and all files, records and papers of any and all proceedings and matters listed in the Schedules hereto, except to the extent prohibited or restricted by law, regulation, contract with a third party or where the documents are subject to the attorney-client or work product privilege.

          9.4 Public Announcements. On and after the date hereof and through the Closing Date, neither of the parties shall issue any press release or make any public statement regarding the transactions contemplated by this Agreement prior to obtaining the other party's approval, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent that in the opinion of counsel to the party proposing to make such disclosure, disclosures are required by law or any listing agreement of either party hereto. Such opinion of counsel shall be confirmed in writing and promptly delivered to the other party. The parties may disclose information with respect to the transactions contemplated hereby to their employees, agents and consultants only to the extent such persons have a need to know and agree to be bound by the terms hereof relative to the disclosure of such information.

          9.5 Final Property List. On or before the Closing Date, Seller will deliver to Purchaser a revised Schedule 1.2(a) (the "Final Property List") which shall include such additional Personal Property specifically identified by Seller since the submission of the Preliminary Property List. The Final Property List shall replace the Preliminary Property List as Schedule 1.2(a) hereto.

          9.6 Pre-Closing Discoveries. If, prior to the Closing, either party discovers that any representation or warranty made by it or the other party has been breached or is inaccurate, such discovering party will give prompt notice thereof to the other party.

          9.7 The Stock. Prior to the Closing, Seller shall not sell, transfer, pledge or grant a security interest in or otherwise dispose of or encumber any of the Stock.


                      ARTICLE 10.  CLOSING

          10.1 Closing Date and Place. The consummation of the purchase and sale of the Stock contemplated hereby (the "Closing") will take place at the offices of Seller in Torrance, California at 8 a.m. PST on June 10, 1994 or on such other date and time as may be mutually agreed upon by the parties in writing and shall be deemed to be effective at 11:59 p.m. on the Closing Date (the "Effective Time"). The date upon which the Closing occurs is referred to herein as the "Closing Date".


               ARTICLE 11.  CONDITIONS TO CLOSING

          11.1 Conditions to the Obligations of Purchaser. The obligations of Purchaser under this Agreement are subject to the fulfillment prior to or at the Closing of each of the following conditions, any one or more of which may be waived in writing by Purchaser in its sole discretion:

               (a) No injunction or restraining order shall be in effect to forbid or enjoin, and no suit, action or proceeding shall be pending or threatened to prohibit, nullify or otherwise adversely affect the consummation of the transactions contemplated by this Agreement or Purchaser's ownership, use or enjoyment of the Business or any part thereof.

               (b) The representations and warranties of Seller contained in this Agreement or the Ancillary Agreements delivered to Purchaser pursuant hereto shall be complete, true and correct in all material respects on the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

               (c) Seller shall have performed, in all material respects, all of its covenants, obligations and agreements contained in this Agreement and the Ancillary Agreements to be performed and complied with by it prior to the Closing Date.

               (d)  Purchaser shall have received all
certificates, instruments, agreements, and other documents to be delivered by Seller on or before the Closing Date pursuant to this Agreement including the Final Property List in form and substance satisfactory to Purchaser.

               (e) Purchaser shall have closed its financing transactions with its lenders and thereby obtained the proceeds necessary to pay the Purchase Price.

               (f) There shall have been, in the good faith judgment of Purchaser, no material adverse change in the business, properties, operations, financial condition, earnings or contractual or business relationships with third parties of the Business since the date of this Agreement.

               (g) The Assets shall have been transferred from Seller to Newco in accordance with Article 1 of this Agreement.

               11.2 Conditions to the Obligations of Seller. The obligations of Seller under this Agreement are subject to the fulfillment, prior to the Closing, of each of the following conditions, any one or more of which may be waived in writing by Seller in its sole discretion:

               (a) No injunction or restraining order shall be in effect to forbid or enjoin, and no suit, action or proceeding shall be pending or threatened to prohibit, nullify or otherwise adversely affect, the consummation of the transactions contemplated by this Agreement.

               (b)  The representations and warranties of
Purchaser contained in this Agreement or the Ancillary Agreements delivered to Seller pursuant hereto shall in all material respects be complete, true and correct on the Closing Date, as updated through the Closing Date with the same force and effect as though such representations and warranties, as updated, had been made on and as of the Closing Date.

               (c)  Purchaser shall have performed, in all
material respects, all of its covenants, obligations and agreements contained in this Agreement to be performed and complied with by the Closing Date.

               (d) Seller shall have received all certificates, instruments, agreements and other documents to be delivered by Purchaser on or before the Closing Date pursuant to this Agreement.

                    ARTICLE 12.  TERMINATION

          12.1 Termination. Seller and Purchaser shall use commercially reasonable efforts to bring about the satisfaction of the conditions hereunder prior to and at Closing. Notwithstanding anything to the contrary set forth herein, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

               (a) by mutual written consent of Purchaser and Seller; or

               (b) by Purchaser or Seller, upon written notice to the other, if such other party or its affiliate has breached any material representation, warranty or covenant contained in this Agreement in any material respect, if the non-breaching party has notified the breaching party of the breach in writing and the breach has continued without cure for a period of thirty
(30) days after notice of the breach; or

               (c)  by Purchaser or Seller, if any order to
restrain, enjoin or otherwise prevent a consummation of the Agreement or the transactions contemplated hereby shall have been entered or, on the Closing Date, there is any pending or threatened litigation in any court, or any proceeding by or before any governmental body, with a view to seeking to restrain or prohibit consummation of this Agreement or in which damages are sought in connection with this Agreement or if any investigation by any governmental body is pending or threatened which might result in any such litigation or other proceeding; or

               (d) by Purchaser or Seller if the Closing has not occurred by July 15, 1994.

          12.2 Effect of Termination. If this Agreement is terminated pursuant to Section 12.1, this Agreement shall become void and of no further force and effect, and none of the parties hereto (nor their respective affiliates, directors, shareholders, officers, employees, agents, consultants, attorneys-in-fact or other representatives) shall have any liability in respect of such termination; provided, however, that if such termination is effected pursuant to Section 12.1(b) and the failure to consummate the transactions contemplated hereby was the result of any of the conditions to Closing having not been fulfilled by reason of the breach by any of the parties of its covenants, representations and/or warranties set forth in this Agreement or in any agreement, document or instrument ancillary hereto, the party having so breached shall remain liable to the other parties for all costs and expenses incurred by such other parties in connection with the negotiation and execution of this Agreement, including, but not limited to, reasonable attorneys' fees.


                 ARTICLE 13.  CLOSING DOCUMENTS

          13.1 Documents To Be Delivered By Seller.  At the
Closing, Seller shall deliver to Purchaser the following documents:

               (a) copies of resolutions of Seller and Newco, in each case, certified by a Secretary, Assistant Secretary or other appropriate officer of the corporation, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

               (b) the certificate or certificates evidencing the Stock duly endorsed for transfer or with executed stock powers attached and the minute book and stock transfer book of Newco;

               (c)  the Bill of Transfer to Newco;

               (d)  the Assignment Agreement to Newco;

               (e)  the Deed to Newco;

               (f)  the Patent Assignment to Newco and Purchaser;

               (g)  One executed assumption of liability
agreement in the form of Exhibit M hereto, by which Purchaser will assume the Assumed Liabilities pursuant to Section 3.1 (the
"Assumption of Liability Agreement");

               (h)  the Patent License Agreement to Newco and
Purchaser;

               (i) a certificate of an appropriate officer of Seller in the form of Exhibit N hereto relating to the representations, warranties and covenants of Seller made herein as provided in Section 11.1(b) and (c);

               (j)  all easements and licenses referred to in
Section 7.1; and

               (k) any other document reasonably necessary to effectuate the transactions contemplated hereby.

          13.2 Documents To Be Delivered By Purchaser.  At the
Closing, Purchaser shall pay the Purchase Price to Seller by wire transfer and shall execute where applicable and deliver to Seller the following documents:

               (a)  copies of resolutions of the Purchaser,
certified by the Secretary or Assistant Secretary of Purchaser, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

               (b)  the Assumption of Liability Agreement;

               (c) a certificate of an appropriate officer of Purchaser in the form of Exhibit O hereto relating to the representations, warranties and covenants made herein by Purchaser, as provided in Sections 11.2(b) and (c);

               (d)  the Patent License Agreement to Seller; and

               (e) any other document reasonably necessary to effectuate the transactions contemplated hereby.

              ARTICLE 14.  POST CLOSING OBLIGATIONS

          14.1 Further Assurances. From time to time after the Closing, without further consideration, the parties shall cooperate with each other and shall execute and deliver instruments of transfer or assignment, or such other documents to the other parties as may be reasonably requested to evidence or perfect Newco's right, title and interest to the Assets or Purchaser's right, title and interest to the Stock, and otherwise carry out the transactions contemplated by this Agreement.

          14.2 Access to Books and Records. After the Closing, Purchaser and Seller shall each permit the other to have access to and the right to make copies of such of books, records and files in its possession relating to the Business for any reasonable purpose at any time during regular business hours, such as for use in contract administration, engineering, production or design, litigation or financial reporting, tax return preparation, or tax compliance matters. Prior to disposing of or destroying any such information or records, each party shall afford the other a reasonable opportunity to segregate, remove or copy such books, records and files as such other party may select.

          14.3 Cooperation in Litigation. The parties shall reasonably cooperate with each other at the requesting party's expense in the prosecution or defense of any litigation or other proceeding arising from their respective operation of the Business.

          14.4 Covenant Not To Compete. Seller covenants that, for a period of five (5) years after the Closing Date, neither it nor any affiliate, as hereinafter defined, directly or indirectly, shall enter into, engage in, represent, furnish consultant services to, have any interest in or acquire control of more than a 10% interest, in any business engaged in the manufacture and sale of any mechanical/hydromechanical and hydraulic actuators or actuation systems for aircraft flight controls or aircraft utility applications of the types currently manufactured or in development by ASE, or their derivatives, including but not limited to those products set forth in Schedule
1.1. For purposes of this Section 14.4, affiliate shall mean any entity which controls Seller, is controlled by Seller or is under common control with Seller.

               (a) For purposes of clarification but not in limitation of the above, Schedule 14.4(a) provides examples of products covered by the covenant not to compete as well as products not covered by such covenant. Such chart is not intended to be exhaustive but to provide representative examples of products covered and not covered by such covenant.

               (b) If Seller acquires control of any business having operations, a significant portion of which sells or manufactures for customers during such five (5) year period products of the type or substantially similar to the type manufactured or sold by the Business to its customers during such period, Seller shall not be in violation of this Section 14.4 if Seller divests such operations which sell or manufacture such products as promptly as practicable and in any event no later than 15 months following such acquisition. For the purposes of this Section 14.4 the term "significant portion" of a business shall mean an amount equal to more than 20% of such business' total sales for its last fiscal year. In no event, however, will Seller, whether itself or through the acquired business, compete with respect to Seller's product line sold to Purchaser during such five-year period.

               (c)  Notwithstanding anything set forth in this
Section 14.4, Seller is not prohibited from acquiring shares of capital stock, partnership or other equity interests in any entity as investments of Seller's pension funds or funds of any other employee benefit plan whether or not such entity is engaged in a business similar to the Business, provided that such interests are acquired and held for investment purposes only.

               (d) Seller acknowledges that (i) the restrictions contained in this Section 14.4 are necessary, fundamental and required for the protection of the Business, and (ii) a remedy at law for any breach by Seller of the provisions of this Section
14.4 will be inadequate and that any breach or threatened breach of these provisions will cause irreparable injury to Purchaser. Seller hereby agrees that Purchaser shall be entitled to injunctive relief in case of any breach or threatened breach, without limiting any other relief to which Purchaser may be entitled at law or equity or under this Agreement or otherwise, and Seller expressly waives, to the fullest extent permitted by law, the posting of any bond or security that might otherwise be required in connection therewith by Purchaser.

               (e) Purchaser's rights under this Section 14.4 shall be assignable by Purchaser to its lenders and any party acquiring Purchaser through such lenders.

          14.5 Assignments and Novations.  If requested by
Purchaser, Seller will undertake all commercially reasonable steps to cause the assignment or novation of any Contract.

          14.6 Interim Use of Seller's Trademark or Trade Names
Garrett, AiResearch, Bendix, Electrodynamics, Actuation Systems and AlliedSignal.

               (a) Trade Name and Trademark Use on Products and Product Packaging. Purchaser and Newco shall have the right to continue to use the trade names AlliedSignal or the trademark AlliedSignal, or the AlliedSignal mark (i) on inventory existing on the Closing Date until the depletion of such inventory,
(ii) on packaging materials existing on the Closing Date until the depletion of such inventory, (iii) on molds and tooling existing on the Closing Date for a period of twelve (12) months after the Closing Date, and (iv) on inventory manufactured by Purchaser within a period of eighteen (18) months after the Closing Date using the molds and tooling referred to in item
(iii) above, until the depletion of such inventory to the extent that such trademarks are generated by existing molds and tooling (but not nameplate making equipment where imprinting of such trademarks shall cease within six (6) months). Notwithstanding the foregoing, Purchaser and Newco may continue to use Seller's nameplates with respect to the Contracts until such Contracts are novated.

               (b) Trade Name and Trademark Use on Sales Aids and Literature. Purchaser shall delete or obliterate all use of the word AlliedSignal as either a trademark or trade name and all use of the AlliedSignal mark or other confusingly similar trade identification from all sales literature within a reasonable period after the Closing Date, but in no event later than six (6) months after the Closing Date. Purchaser and Newco shall have the right in such sales literature to indicate that they are conducting the Business as successor to Seller.

               (c) Trade Name, Trademark and Wordmark Use in Trade Identification. Purchaser shall cease using and destroy (or return to Seller) within a reasonable time not to exceed six
(6) months after the Closing Date (1) all documents (including but not limited to letterhead, envelopes, business cards, standard business forms, invoices and purchase orders) bearing the trade name AlliedSignal or the trademark AlliedSignal; and (2) all trade signs at facilities or on vehicles that include the wordmark AlliedSignal or the trademark AlliedSignal.

               (d) Trade Names and Trademark Use on Drawings. Purchaser shall delete or obliterate all reference to the trade names Bendix, Garrett, AlliedSignal, AiResearch, Actuation Systems, and Electrodynamics or the trademarks Bendix, Garrett, AlliedSignal, AiResearch, Actuation Systems, and Electrodynamics or the AlliedSignal mark within a reasonable time not to exceed eighteen (18) months on all drawings still in active use within the Business.

               (e) Trade Name and Trademark Use in General. Except as specifically provided in paragraph (a), (b), (c) and
(d) above, Purchaser shall not have any other rights to use the trade names Bendix, Garrett, AlliedSignal, AiResearch, Actuation Systems and Electrodynamics or the trademarks Bendix, Garrett, AlliedSignal, AiResearch, Actuation Systems and Electrodynamics or the AlliedSignal mark or any confusingly similar trade identification or trademark.

          14.7 Confidentiality. Seller and Purchaser acknowledge that, after the Closing, Seller may continue to have access to certain proprietary information relating to the Business including, but not limited to, the Intellectual Property. After the Closing, Seller shall maintain the confidentiality of any proprietary information relating to the Business including, but not limited to, the Intellectual Property and, except as otherwise specifically permitted by this Agreement and the Patent License Agreements, Seller will not, directly or indirectly, disclose to others or permit such disclosure unless required to make such disclosure by law, regulation or order, or make use of or permit the use of, for its own benefit or the benefit of others, any proprietary information of the Business.

          14.8 Intellectual Property. Promptly after the Closing, Seller and Purchaser shall determine that portion of the Intellectual Property consisting of processes, products, apparatus, formulas, trade secrets, know-how, discoveries, inventions (including conceptions of inventions), and design, manufacturing, engineering and other technical information which is (a) used exclusively in the Business and (b) applicable to both the Business and Seller's product lines other than the Business. Seller and Purchaser shall thereupon take all appropriate steps to put Purchaser or Newco in exclusive possession and control of the materials identified in clause "(a)" of this Section 14.8 and to enter into an agreement providing for the delivery or license to Purchaser of the materials identified in clause "(b)".

          14.9 Software. With respect to the software referenced in Section 1.2(a), Seller, Purchaser and Newco agree to the following:

               (a) All software resident on desktop computing equipment or peripherals included in the Assets will be transferred to Newco on the Transfer Date. If after the Closing any licensor of such software shall make a claim for infringement with respect to such software, Seller shall be responsible for that portion of such claim which relates to periods prior to the Effective Time and Newco shall be responsible for that portion of such claim which relates to periods after the Effective Time.

               (b) During such time as computer services are provided under the Transition Services Agreement, Seller will provide Purchaser and Newco with continuing use of all software relating to the Business.

               (c) If at any time within twelve (12) months after the Closing Date, Purchaser or Newco identifies any software which is required for Purchaser's or Newco's operation of the Business, and Seller has not theretofore transferred to Newco or Purchaser valid title to, or a valid license to use, such software, then Seller will:

               (i) if Seller owns such software, deliver to Purchaser a copy of the source code to such software together with the perpetual, unrestricted right to use and modify the same; or

              (ii)  if Seller does not own the software,
reimburse Purchaser or Newco for the cost of acquiring a license to use such software; provided, however, that Seller's obligation under this clause (ii) shall not exceed $150,000.00 in the aggregate.


                  ARTICLE 15.  INDEMNIFICATION

          15.1 Indemnification by Seller.   Seller shall defend,
indemnify and hold harmless Purchaser and Newco and their respective directors, shareholders, officers, employees, agents, affiliates, and their respective successors and assigns from and against any and all claims, liabilities, obligations, losses, costs, expenses (including, without limitation, reasonable legal, accounting and similar expenses), fines, damages (individually a "Loss" and collectively "Losses"), arising out of:

               (a) a breach or violation by Seller of any of the provisions of this Agreement or any agreement, certificate or instrument or similar documents delivered pursuant hereto;

               (b)  any breach of, or any inaccuracy or
misrepresentation in, any of the representations or warranties made by Seller in this Agreement or in any Schedule, agreement, instrument, certificate or similar document required to be delivered pursuant to the terms hereof;

               (c)  any liability of Seller or Newco not
specifically included in the Assumed Liabilities;

               (d) the violation or alleged violation of or noncompliance with any Environmental Laws by the Business or in any way involving the Assets on or prior to the Closing Date; the release or threatened release of any Hazardous Substances into the air, soil, sediments, subsurface strata, groundwater or surface water at or beneath or from the Facility, the Wastewater Treatment Facility or the Shared Parking Area to the extent caused by or contributed to by Seller, the Business, the Assets, Newco or Seller's operation thereof (or Seller's agents, representatives or contractors) on or prior to the Closing Date; or the treatment, disposal, storage at any location other than the Facility, generation, refining, manufacture, transportation to any location other than the Facility, production, investigation, remediation, removal or processing of Hazardous Substances by the Business, the Assets, Newco or Seller's operation thereof (or Seller's agents, representatives or contractors thereof) on or prior to the Closing Date;

               (e) any Hazardous Substances existing as of the Closing Date in the soil, sediments, subsurface strata, surface water or groundwater at or beneath the Facility to the extent caused by the operations of the gasoline station or certain underground storage tanks thereat, which were formerly located at the southeast corner of the Facility; provided, however, that the foregoing indemnification shall apply and be effective only to the extent that the Carson Estate Company, or any of its successors or assigns, fails to fulfill its indemnification, contribution, investigation or remediation obligations under law or under that certain Agreement for Exchange of Real Property and Joint Escrow Instructions, dated December 29, 1986, and the First Amendment thereto, dated September 29, 1987, and then, only if Purchaser receives an order or demand from a third party to investigate or remediate contamination allegedly resulting from operations at the former gasoline station;

               (f) any Hazardous Substances existing as of the Closing Date in the groundwater beneath the Facility to the extent caused by the operations of any third party; provided, however, that the foregoing indemnification shall apply and be effective only to the extent that such third party, or any of its successors or assigns, fails to fulfill its indemnification, contribution, investigation or remediation obligations under law, and then, only if Purchaser receives an order or demand to investigate or remediate contamination allegedly resulting from such third parties' activities. The indemnification provided above shall not cover or apply to Losses or causes of action related to diminution in value of the Facility or the real property lying thereunder based upon the presence or existence of Hazardous Substances at or beneath the Facility. Subject to the limitation contained in the preceding sentence, any Losses indemnifiable under this subsection (f) shall be shared by Seller and Purchaser according to the following formula:

                         Settlement/                               Share
                         Investigation/             Share to         to
Legal Fees               Remediation Costs          Purchaser      Seller

$0 to $500,000           $0 to $500,000                50%           50%
$500,001 to $1,000,000   $500,001 to $1,000,000        25%           75%
above $ 1,000,000        above $ 1,000,000              0%          100%


               (g) any matter arising out of the conduct of the Business or Newco prior to the Closing Date not specifically included in the Assumed Liabilities or otherwise specifically assumed by Purchaser pursuant to this Agreement or any Ancillary Agreement;

               (h)  any taxes (including any net income,
alternative or add-on minimum tax, gross income, gross receipt, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profit tax, customs duty, value added or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax (domestic or foreign) ("Tax" or "Taxes") arising from (i) any time period prior to the Effective Time, other than sales, use or transfer taxes arising out of the transfer of assets to Newco pursuant to Section 1.2 hereof, the transfer of Newco to Purchaser and any subsequent liquidation of Newco; (ii) Newco having been a member of the Seller's consolidated group for federal income tax purposes or having joined in a consolidated or combined state franchise or income tax return; or (iii) the making of the Section 338(h)(10) election; or

               (i)  Seller shall defend, indemnify and hold
harmless Purchaser and Newco, each fiduciary of Purchaser's or Newco's employee benefit plans, policies and arrangements, each of Purchaser's and Newco's shareholders, directors, officers, employees, agents, consultants, representatives, affiliates, successors and assigns from and against each and every claim, liability, obligation, loss, damages, cost and expense (including, without limitation, interest, penalties, taxes, costs of preparation and investigation, and the reasonable fee and expenses of attorneys, accountants, and other professional advisors) directly or indirectly relating to, resulting from or arising out of any of Seller's Benefit Plans, except for (i) matters specifically assumed by Purchaser or Newco under Article 6 of this Agreement or (ii) matters arising out of the conduct of Purchaser or Newco after the Closing.

          15.2 Indemnification by Purchaser and Newco. Purchaser and Newco shall indemnify and hold harmless Seller and Seller's directors, shareholders, officers, employees, agents, representatives, affiliates, successors and assigns from and against any and all Losses arising out of:

               (a) any breach or violation by Purchaser or Newco of any of the provisions of this Agreement or any agreement, certificate or similar document delivered pursuant hereto;

               (b) any breach of, or any inaccuracy in any of the representations or warranties made by Purchaser in this Agreement, or in any Schedule, agreement, certificate, instrument or similar documents required to be delivered pursuant to the terms hereof;

               (c)  any Assumed Liability;

               (d) third party claims or allegations related to the violation or alleged violation of or noncompliance with any Environmental Laws by the Business or in any way involving the Assets after the Closing Date; the release or threatened release of any Hazardous Substances into the air, soil, sediments, subsurface strata, groundwater or surface water at or beneath the Facility, the Wastewater Treatment Facility or the Shared Parking Area to the extent caused by or contributed to by Purchaser (or its agents, representatives or contractors), the Business or the Assets and affecting or impacting the Assets, the Wastewater Treatment Facility or the Shared Parking Area after the Closing Date; or the treatment, disposal, storage, generation, refining, manufacture, transportation, production, investigation, remediation, removal or processing of Hazardous Substances by the Business, the Assets or Purchaser's operation thereof (or their agents, representatives or contractors) after the Closing Date; and

               (e) any matter arising out of the conduct of the Business after the Closing Date, unless specifically retained by Seller pursuant to this Agreement or any Ancillary Agreement.

          15.3 Indemnification Procedure.

               (a) Any party seeking indemnification hereunder (the "Indemnitee") shall notify the party liable for such indemnification (the "Indemnitor") in writing of any event, omission or occurrence which the Indemnitee has determined has given or could give rise to Losses which are indemnifiable hereunder (such written notice being hereinafter referred to as a "Notice of Claim"). Any Notice of Claim shall be given promptly after the Indemnitee becomes aware of such claim; provided, that the failure of any Indemnitee to give notice as provided in this
Section 15.3 shall not relieve the Indemnitor of its obligations under this Section 15.3, except to the extent that the Indemnitor is actually prejudiced by such failure to give notice. A Notice of Claim shall specify in reasonable detail the nature and any particulars of the event, omission or occurrence giving rise to a right of indemnification. The Indemnitor shall satisfy its obligations hereunder, within thirty (30) days of its receipt of a Notice of Claim; provided, however, that so long as the Indemnitor is in good faith defending a claim pursuant to

Paragraph (b) below, its obligation to indemnify the Indemnitee with respect thereto shall be suspended.

               (b) Except as provided in Section 15.3(c) below, with respect to any third party claim, demand, suit, action or proceeding which is the subject of a Notice of Claim, the Indemnitor shall, in good faith and at its own expense, defend, contest or otherwise protect against any such claim, demand, suit, action or proceeding with legal counsel of its own selection. The Indemnitee shall have the right, but not the obligation, to participate, at its own expense, in the defense thereof through counsel of its own choice and shall have the right, but not the obligation, to assert any and all crossclaims or counterclaims it may have. So long as the Indemnitor is defending in good faith any such third party claim, demand, suit, action or proceeding, the Indemnitee shall at all times cooperate, at its own expense, in all reasonable ways with, make its relevant files and records available for inspection and copying by, and make its employees available or otherwise render reasonable assistance to, the Indemnitor. In the event that the Indemnitor fails to timely defend, contest or otherwise protect against any such third party claim, demand, suit, action or proceeding, the Indemnitee shall have the right, but not the obligation, to defend, contest, assert crossclaims or counterclaims, or otherwise protect against, the same and may make any compromise or settlement thereof and be entitled to all amounts paid as a result of such third party claim, demand, suit or action or any compromise or settlement thereof. Any compromise of asserted liability by the Indemnitor shall require the prior written consent of Indemnitee.

               (c) This indemnity is conditioned on and subject to Indemnitee giving its full cooperation in complying with any applicable foreign, federal, state or local laws, rules or regulations or any discovery or testimony necessary to effectively carry out Indemnitor's obligations hereunder.

          15.4 Survival and Limitations.   The warranties and
representations of the parties contained in this Agreement or in any Ancillary Agreement will survive the Closing and will remain in full force and effect thereafter for a period of two (2) years from the Closing Date and shall be effective with respect to any inaccuracy therein or breach thereof, provided that a Notice of Claim regarding such inaccuracy or breach is given within such two (2) year period; provided, however, that the foregoing time limitation shall not apply to a claim for an inaccuracy in or breach of any warranty or representation contained in Section 4.9 or 4.11, which claim may be made at any time following the Closing or in Section 4.10, which may be made at any time prior to the expiration of the Statute of Limitations applicable to such action, suit or proceeding. Anything to the contrary herein notwithstanding, neither party shall assert any claim against the other for indemnification hereunder with respect to an inaccuracy in or breach of any such warranties or representations unless and until the aggregate amount of all such claims for indemnification hereunder asserted by such party exceeds $600,000.00 and then only for any amount in excess of $600,000.00. The agreements, undertakings, obligations and covenants of the parties contained in this Agreement or any Ancillary Agreement will survive the

Closing and a claim for a breach thereof may be made at any time after the Closing notwithstanding any statute of limitations that may otherwise apply. The time limitations and dollar limitations set forth in this Section 15.4 do not apply with respect to any claim for a breach of any agreement, undertaking, obligation or covenant in this Agreement.

          15.5 Reduction for Insurance and Taxes. The amount (an "Indemnity Payment") which an Indemnitor is required to pay on behalf of any Indemnitee pursuant to this Article 15 shall be reduced by the amount of any insurance proceeds theretofore or thereafter actually received by or on behalf of the Indemnitee in reduction of the related indemnifiable loss. An Indemnitee which shall have received or on behalf of which there shall be paid an Indemnity Payment and which shall subsequently receive, directly or indirectly, insurance proceeds in respect of the related indemnifiable loss, shall pay to the Indemnifying Party the amount of such insurance proceeds or, if lesser, the amount of the Indemnity Payment. Where any tax benefit is available to the Indemnitee with respect to an indemnifiable event, the Indemnity Payment shall be reduced dollar for dollar by the amount of such tax benefit actually received.


                   ARTICLE 16.  MISCELLANEOUS

          16.1 Expenses. Except as specifically set forth elsewhere herein and except that a party not in breach of this Agreement shall be entitled to recover from a breaching party all expenses and costs incurred by the non-breaching party by reason of such breach (including, without limitation all legal expenses and costs), each of the parties hereto shall pay its own expenses and costs incurred or to be incurred by it in negotiating, closing and carrying out this Agreement.

          16.2 Notices. Any notice or communication given pursuant to this Agreement by a party hereto to the other party shall be in writing and hand delivered, or mailed by registered or certified mail, postage prepaid, return receipt requested (notices so mailed shall be deemed given when mailed), or sent via facsimile, with an original mailed as follows:

          If to Seller:

               AlliedSignal Inc.
               2525 West 190th Street
               Torrance, California 90504
               Attention:  Vice President and General
                           Counsel - Aerospace

          If to Purchaser or Newco:

               Moog Inc.
               East Aurora, New York 14052
               Attention: President and Chief Executive Officer

          16.3 Confidentiality. Seller and Purchaser have entered into a Confidentiality Agreement dated August 6, 1993, which notwithstanding any provision herein to the contrary shall survive the execution and delivery of this Agreement and the Closing hereunder. In the event of a conflict between the Confidentiality Agreement and the terms of this Agreement, the terms of this Agreement shall control.

          16.4 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          16.5 Entire Agreement. Except for the Confidentiality Agreement referred to in Section 16.3, this Agreement is the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior communications, representations, agreements and understandings between the parties hereto, whether oral or written.

          16.6 Construction. When the context so requires, references herein to the singular number include the plural and vice versa and pronouns in the masculine or neuter gender include the feminine. The headings contained in this Agreement and the tables of contents, exhibits and schedules are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

          16.7 Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party hereto.

          16.8 Amendment. This Agreement may be amended only by written agreement duly executed by representatives of both of the parties hereto.

          16.9 Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Delaware, disregarding its conflicts of laws principles which may require the application of the laws of another jurisdiction.

         16.10 Failure to Close. If for any reason this Agreement is terminated prior to Closing, Purchaser shall promptly, upon the request of Seller, return to Seller all documents and other information (or notes made therefrom), including all originals and all copies thereof, theretofore delivered to Purchaser by or on behalf of Seller. Purchaser shall in any case comply with the terms of the Confidentiality Agreement referred to in Section 16.3.

         16.11 No Third Party Rights. This Agreement is not intended and shall not be construed to create any rights in any parties other than Seller and Purchaser and no other person shall assert any rights as a third party beneficiary hereunder.

         16.12 Exhibits and Schedules. The Exhibits and Schedules attached hereto are incorporated into this Agreement and shall be deemed a part hereof as if set forth herein in full. References herein to "this Agreement" and the words "herein," "hereof" and words of similar import refer to this Agreement (including Exhibits and Schedules) as an entirety. In the event of any conflict between the provisions of this Agreement and any such Exhibit, Schedule or the provisions of this Agreement shall control.

          16.13 Waivers. Any waiver of rights hereunder must be set forth in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive either party's rights at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

          16.14 Severability. If and to the extent that any court of competent jurisdiction holds any provisions (or any part thereof) of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement.

          IN WITNESS WHEREOF, Seller and Purchaser have duly executed and delivered this Agreement as of the day and year first above written.

                              AlliedSignal Inc.


                              By:  ___________________________


                              Moog Inc.


                              By:  ___________________________


                              Moog Torrance, Inc.


                              By:  ___________________________